                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant   /X/

Filed by a Party other than the Registrant   /_/

Check the appropriate box:


/_/  Preliminary Proxy Statement       /X/  Confidential, for Use of the
                                            Commission Only (as permitted by
/X/  Definitive Proxy Statement              Rule 14a-6(e)(2))
/_/  Definitive Additional Materials
/_/  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                         Berkshire Realty Company, Inc.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

/_/ No fee required.

/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

         Common Stock, $0.01 par value per share Series 1997-A
         Convertible Preferred Stock, $0.01 par value per share
         ("Preferred Stock")
    ----------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

         36,752,840 shares of Common Stock
          2,737,000 shares of Preferred Stock
    ----------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         In accordance with Rule 0-11(c), the fee was calculated to be one-fiftieth of one percent of the aggregate of the cash and value of securities and other property to be distributed to the stockholders of Berkshire Realty Company, Inc.

         $9.09 per share of Common Stock (36,711,488 shares for which fee was paid on December 31, 1998)

         $11.375 per share of Common Stock (1,912 shares for which fee was paid on April 12, 1999)


         $11.4375 per share of Common Stock (39,440 shares for which fee was paid on May 11, 1999)


         $28.75 per share of Preferred Stock
    ----------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction: $413,008,524
    ----------------------------------------------------------------------------

    (5)  Total fee paid: $82,602
    ----------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.


/_/ Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



    (1)  Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2)  Form, Schedule of Registration Statement No.:

    ----------------------------------------------------------------------------

    (3)  Filing Party:

    ----------------------------------------------------------------------------

    (4)  Date Filed:

    ----------------------------------------------------------------------------

                       BERKSHIRE REALTY COMPANY, INC. (NYSE-BRI)



                                  June 21, 1999



Dear Fellow Stockholder:


         You are cordially invited to attend the Special Meeting of Stockholders of Berkshire Realty Company, Inc. to be held on July 21, 1999 at 9:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts. Coffee and refreshments will be available at the meeting site beginning at 8:30 a.m.



         The proxy statement that accompanies this letter describes the matter which will be presented at the meeting: the consideration and voting upon a Plan of Liquidation and Dissolution (the "Liquidation Plan") pursuant to which Berkshire's assets would be liquidated over a maximum three-year period, known liabilities satisfied, reserves established and remaining proceeds distributed to the shareholders. The proxy statement is being submitted to Berkshire's stockholders in order to comply with the requirements of Berkshire's Restated Certificate of Incorporation, as amended on December 11, 1990 (the "Charter"). The Board of Directors believes that the Liquidation Plan is not in the best interests of Berkshire and its stockholders and recommends that stockholders vote "AGAINST" this proposal.



         Berkshire believes that if the Liquidation Plan is approved, there is a likelihood that the risks associated with liquidation will result in holders of common stock realizing less than the estimated amount available for distribution of $10.82 per share calculated in accordance with the methodology prescribed by the Charter, which amount would likely be distributed over the two-year period after approval of the Liquidation Plan.



         YOU SHOULD NOTE THAT WE ARE NOT ASKING YOU NOW TO VOTE ON THE PROPOSED MERGER OF BERKSHIRE WHICH WE HAVE PREVIOUSLY ANNOUNCED. WE WILL SOLICIT YOUR VOTE ON THAT TRANSACTION IN A SEPARATE MAILING. IF THE LIQUIDATION PLAN IS APPROVED, IT IS LIKELY THAT YOU WILL NOT HAVE THE OPPORTUNITY TO VOTE ON THE MERGER, WHICH, IF CONSUMMATED, WOULD PROVIDE FOR THE PAYMENT OF $12.25 PER SHARE OF COMMON STOCK.


         Thank you for taking the time to review the enclosed materials.

                                  Very truly yours,


                                  /s/David F. Marshall
                                  --------------------
                                  David F. Marshall
                                  President and Chief Executive Officer


One Beacon Street, Suite 1550
Boston, Massachusetts 02108
Telephone:  888-867-0100

                         BERKSHIRE REALTY COMPANY, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 21, 1999



         NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Berkshire Realty Company, Inc., a Delaware corporation (the "Company"), will be held on July 21, 1999 at 9:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts (the "Meeting") for the purpose of considering and voting upon the following matters, which are more fully described in the attached proxy statement:


         1. To consider and vote upon a Plan of Liquidation and Dissolution pursuant to which the Company's assets would be liquidated, known liabilities satisfied, reserves established and remaining proceeds distributed to stockholders.

         2. To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

         The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

         The Board of Directors has fixed the close of business on May 25, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company's stockholders is open for examination by any stockholder, beginning ten days prior to the date of the Meeting, for any purpose germane to the Meeting, at the principal executive offices of the Company, One Beacon Street, Suite 1550, Boston, Massachusetts 02108 and will be available at the Meeting.

                                  By Order of the Board of Directors,


                                  /s/ Scott D. Spelfogel
                                  ----------------------
                                  Scott D. Spelfogel
                                  SECRETARY



June 21, 1999

                         BERKSHIRE REALTY COMPANY, INC.
                                ONE BEACON STREET
                                   SUITE 1550
                           BOSTON, MASSACHUSETTS 02108

                                 PROXY STATEMENT

                     FOR THE SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 21, 1999



         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Berkshire Realty Company, Inc., a Delaware corporation (the "Company"), of proxies for use at the Special Meeting of Stockholders to be held on July 21, 1999 at 9:00 a.m. at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts and at any adjournments thereof (the "Meeting"). The sole order of business known to the Board of Directors is to consider and vote upon a Plan of Liquidation and Dissolution (the "Plan") pursuant to which the Company's assets would be liquidated, known liabilities satisfied, reserves established and remaining proceeds distributed to stockholders. The Plan is being submitted to stockholders only because the Company's Restated Certificate of Incorporation, as amended, requires such submission. See "Plan of Liquidation and Dissolution -- Background."


         All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted against approval of the Plan. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to Scott D. Spelfogel, the Secretary of the Company, or by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy; the stockholder must give affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

         THE BOARD OF DIRECTORS BELIEVES THE APPROVAL OF THE PLAN BY THE STOCKHOLDERS IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" APPROVAL OF THE PLAN. THE BOARD OF DIRECTORS ARRIVED AT THIS DETERMINATION FOR THE FOLLOWING REASONS:

         - The Company, together with its financial advisors, Lazard Freres & Co. LLC ("Lazard") and Lehman Brothers Inc. ("Lehman"), has since last summer solicited offers for the acquisition of the Company. On April 13, 1999, the Company entered into a definitive merger agreement with a group which includes Douglas Krupp, the Chairman of the Board of Directors of the Company. If this merger is consummated, the holders of the Company's Common Stock would receive cash in the amount of $12.25 per share. See "Plan of Liquidation at Distribution -- Proposed Merger." This amount exceeds the $10.82 per share (expected to be paid over a two-year period) the Board of Directors has estimated would be available for distribution in a liquidation pursuant to the Plan. The Board of Directors has recommended that stockholders vote in favor of this merger. See "Plan of Liquidation and Dissolution -- Sale of Assets Pursuant to the Plan -- Estimated Proceeds Per Share." If the Plan is approved, it is likely that the merger agreement will be terminated, and the Company will be obligated to pay the expenses incurred by the Buyers (as defined in "Plan of Liquidation and Dissolution -- Proposed Merger") in connection with the merger agreement up to a maximum amount of $10,500,000.

         - The Company believes that if the Plan is approved, there is a likelihood that the risks associated with liquidation will result in holders of Common Stock realizing less than the estimated amount available for distribution of $10.82 per share calculated in accordance with the methodology prescribed by the Company's Restated Certificate of

              Incorporation, as amended (the "Charter"). See "Plan of Liquidation and Dissolution -- Sale of Assets Pursuant to the
              Plan -- Estimated Proceeds Per Share" and "Plan of Liquidation and Dissolution -- Risks Related to Liquidation."

         - In the judgment of the management of the Company, continuing to operate the Company as a going concern would likely produce greater stockholder value than a liquidation pursuant to the Plan. The Company, based on its analysis of conditions in the real estate and capital markets, estimates that its Funds from Operations* ("FFO") for fiscal year 1999 will increase approximately 10% to 14% over 1998 FFO. The Company further estimates that net operating income from its "same-store" (as defined below in "Plan of Liquidation and Dissolution -- Estimated Results of Continuing as a Going Concern") portfolio of apartment communities for 1999 will increase by approximately 6% over 1998 same-store net operating income. The Company believes this increase in net operating income should be reflected in increases in the value of its apartment communities. See "Plan of Liquidation and Dissolution -- Estimated Results of Continuing as a Going Concern." There can be no assurance that these results will be achieved. See "Plan of Liquidation and Dissolution -- Risks Related to Continuing as a Going Concern."


         * The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines Funds from Operations as net income (loss) (computed in accordance with generally accepted accounting principles, consistently applied ("GAAP"), excluding significant non-recurring items and gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with the standards established by NAREIT set forth above, which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

SEE "RECOMMENDATION OF THE BOARD OF DIRECTORS."


         THE NOTICE OF MEETING, THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 21, 1999.

                                  INTRODUCTION

VOTING SECURITIES AND VOTES REQUIRED

         On May 25, 1999, the record date (the "Record Date") for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 36,752,840 shares of common stock of the Company, $0.01 par value per share (the "Common Stock"), and 2,737,000 shares of Series 1997-A Convertible Preferred Stock of the Company, $0.01 par value per share (the "Preferred Stock"). Each holder of record of Common Stock is entitled to one vote per share. Holders of Preferred Stock are entitled to vote on an "as converted" basis, together with the holders of Common Stock as one class, on all matters on which the holders of Common Stock are entitled to vote. Each share of Preferred Stock is convertible, subject to the terms of the Certificate of Designation with respect thereto, into 2.0756 shares of Common Stock, based on a conversion price of $12.04. Accordingly, on May 25, 1999, there were outstanding and entitled to vote 42,433,757 shares of Common Stock, including in such total the outstanding shares of Preferred Stock on an as converted basis. No stockholder has cumulative voting rights.

         The holders of units of limited partnership interest ("OP Units") in BRI OP Limited Partnership (the "Operating Partnership") will have no rights in their capacity as such holders to vote at the Meeting.

         The holders of a majority of the aggregate of the shares of Common Stock and Preferred Stock (voting on an as converted basis) issued and outstanding and entitled to vote at the Meeting (collectively, the "Voting Securities") will constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock and Preferred Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

         The affirmative vote of the holders of a majority of the Voting Securities issued and outstanding on the Record Date is required for approval of the Plan of Liquidation and Dissolution. Shares which abstain from voting as to the Plan of Liquidation and Dissolution, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to such matter, are nonetheless considered outstanding shares and will have the same effect as a vote against the Plan of Liquidation and Dissolution.

         If the Plan of Liquidation and Dissolution is approved, holders of shares of Preferred Stock who do not vote for approval of the Plan will be entitled to a liquidation preference of $28.75 per share of Preferred Stock, together with 115% of any accrued dividends, before any payment to the holders of Common Stock. If the Plan of Liquidation and Dissolution is approved, holders of shares of Preferred Stock who vote in favor of the Plan will be entitled to a liquidation preference of $25.00 per share of Preferred Stock, together with any accrued dividends, before any payment to the holders of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of May 25, 1999, with respect to the beneficial ownership of shares of Common Stock and Preferred Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock or Preferred Stock; (ii) the directors of the Company; (iii) the Chief Executive Officer of the Company and the four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998; and (iv) all current directors and executive officers of the Company as a group.



                        Name and Address          Amount and Nature of        Percentage
 Title of Class      of Beneficial Owner (1)     Beneficial Interest (2)     of Class (3)
 --------------      -----------------------     -----------------------     ------------
PREFERRED STOCK

Preferred Stock       Cudd & Co.                   188,552 Shares (4)            6.9%
                      599 Lexington Avenue
                      New York, NY 10022

Preferred Stock       Paul D. Kazilionis         2,337,000 Shares (4)(5)        85.4%

Preferred Stock       Westbrook Berkshire          254,117 Shares (4)            9.3%
                      Co-Holdings, L.L.C.
                      599 Lexington Avenue
                      Suite 3800
                      New York, NY 10022

Preferred Stock       Westbrook Berkshire        2,082,883 Shares (4)           76.1%
                      Holdings, L.L.C.
                      599 Lexington Avenue
                      Suite 3800
                      New York, NY 10022

Preferred Stock       All Directors and           2,337,000 Shares (4)(5)       85.4%
                      Executive Officers as a
                      Group (17 people)

COMMON STOCK

Common Stock          Terrance Ahern                  6,000 Shares (6)(7)

Common Stock          The Berkshire Companies     3,209,091 Shares (8)           8.0%
                      Limited Partnership

Common Stock          Berkshire Realty            5,881,369 Shares (9)          14.0%
                      Holdings, L.P.



                        Name and Address          Amount and Nature of        Percentage
 Title of Class      of Beneficial Owner (1)     Beneficial Interest (2)     of Class (3)
 --------------      -----------------------     -----------------------     ------------
Common Stock          David M. deWilde               27,800 Shares (10)           (7)

Common Stock          Paul Finnegan                  28,000 Shares (11)           (7)

Common Stock          Ridge Frew                     91,036 Shares (12)           (7)

Common Stock          Charles Goldberg               22,000 Shares (13)           (7)

Common Stock          Stephen Gorn                  357,382 Shares (14)           (7)

Common Stock          Gregory J. Hartman          5,688,107 Shares (15)         13.2%
                      345 California Street
                      Suite 3450
                      San Francisco, CA  94104

Common Stock         Paul Kazilionis              5,693,107 Shares (15)(16)     13.2%

Common Stock         KGP-1, Incorporated          3,744,066 Shares (17)          9.3%

Common Stock         KGP-2, Incorporated           3,744,066 Shares (18)         9.3%

Common Stock         Douglas Krupp                 5,866,369 Shares (19)        14.0%

Common Stock         George Krupp                  5,871,269 Shares (20)        14.0%

Common Stock         David Marshall                  409,747 Shares (21)         1.1%



                        Name and Address          Amount and Nature of        Percentage
 Title of Class      of Beneficial Owner (1)     Beneficial Interest (2)     of Class (3)
 --------------      -----------------------     -----------------------     ------------
Common Stock         Morgan Stanley Dean          1,995,300 Shares (22)          5.3%
                     Witter & Co.
                     1585 Broadway
                     New York, NY  10036

Common Stock         Morgan Stanley Dean          1,958,700 Shares (22)          5.2%
                     Witter Investment
                     Management Inc.
                     1221 Avenue of
                          the Americas
                     New York, NY  10020

Common Stock         David Olney                     95,674 Shares (23)           (7)

Common Stock         Jonathan H. Paul             5,688,107 Shares (15)         13.2%
                     599 Lexington Avenue
                     Suite 3800
                     New York, NY  10022

Common Stock         Marianne Pritchard             98,228 Shares (24)            (7)

Common Stock         E. Robert Roskind              43,000 Shares (25)            (7)

Common Stock         Arthur Solomon                  5,000 Shares (26)            (7)

Common Stock         William H. Walton III       5,688,107 Shares (15)          13.2%
                     599 Lexington Avenue
                     Suite 3800
                     New York, NY  10022

Common Stock         Westbrook Berkshire Co-     5,688,107 Shares (15)          13.2%
                     Holdings, L.L.C.
                     599 Lexington Avenue
                     Suite 3800
                     New York, NY  10022



                        Name and Address          Amount and Nature of        Percentage
 Title of Class      of Beneficial Owner (1)     Beneficial Interest (2)     of Class (3)
 --------------      -----------------------     -----------------------     ------------
Common Stock         Westbrook Berkshire           5,688,107 Shares (15)        13.2%
                     Holdings, L.L.C.
                     599 Lexington Avenue
                     Suite 3800
                     New York, NY  10022

Common Stock         Westbrook Real Estate         5,688,107 Shares (15)        13.2%
                     Co-Investment
                     Partnership II, L.P.
                     599 Lexington Avenue
                     Suite 3800
                     New York, NY  10022

Common Stock         Westbrook Real Estate         5,688,107 Shares (15)        13.2%
                     Fund II, L.P.
                     599 Lexington Avenue
                     Suite 3800
                     New York, NY  10022

Common Stock         Westbrook Real Estate         5,688,107 Shares (15)        13.2%
                     Partners, L.L.C.
                     599 Lexington Avenue
                     Suite 3800
                     New York, NY  10022

Common Stock         Westbrook Real Estate         5,688,107 Shares (15)        13.2%
                     Partners Management II,
                     L.L.C.
                     599 Lexington Avenue
                     Suite 3800
                     New York, NY  10022

Common Stock         All Directors and            12,890,331 Shares (27)        26.5%
                     Executive Officers as a
                     group (17 people)


    (1) The address of each person, except as noted, is c/o Berkshire Realty Company, Inc., One Beacon Street, Suite 1550, Boston, Massachusetts 02108.

    (2) Excepted as indicated in the other notes to this table for each beneficial owner, information relating to beneficial ownership is based upon information furnished by each person using "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission (the "SEC") under
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power" which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days after May 25, 1999. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock and Preferred Stock referred to in the table.

    (3) Any Common Stock not outstanding which is subject to options or conversion privileges which the beneficial owner had the right to exercise as of May 25, 1999 or within 60 days thereafter shall be deemed outstanding for purposes of computing the percentage of Common Stock owned by such beneficial owner but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other beneficial owner. However, for purposes of determining the percentage of Common Stock owned by the Directors and Officers as a group, any Common Stock not outstanding which is subject to options or conversion privileges which a member of the group had the right to exercise as of May 25, 1999 or within 60 days thereafter shall be deemed outstanding for purposes of computing the percentage of ownership of the group.

    (4) Information with respect to the Preferred Stock held by Cudd & Co., Westbrook Berkshire Co-Holdings, L.L.C. ("Co-Holdings"), and Westbrook Berkshire Holdings, L.L.C. ("Holdings") is based on the Company's stock ledger records.

    (5) Mr. Kazilionis is an indirect beneficial owner of the 2,082,883 shares of Preferred Stock held by Holdings and the 254,117 shares of Preferred Stock held by Co-Holdings, by virtue of being a managing principal of Westbrook Real Estate Partners, L.L.C. ("WREP"), an affiliate of Holdings and Co-Holdings. Mr. Kazilionis has shared voting and investment powers for these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

    (6) Mr. Ahern owns no shares of Common Stock directly. Mr. Ahern has the right to acquire 6,000 shares of Common Stock pursuant to Options.

    (7) The amount owned does not exceed one percent of the Common Stock of the Company outstanding as of May 25, 1999.


    (8) According to a joint filing made by The Berkshire Companies Limited Partnership ("BCLP"), Douglas Krupp, George Krupp, KGP-1, Incorporated ("KGP-1"), KGP-2, Incorporated ("KGP- 2"), Aptco Gen-Par, L.L.C. (the "Berkshire GP") and Aptco Holdings, L.L.C. (the "Berkshire LP") (collectively, the "Krupp Affiliates") on a Schedule 13D filed with the SEC on March 4, 1999, as amended (as so amended, the "Krupp Schedule 13D"), BCLP claims to have sole voting and sole dispositive power over 3,209,091 shares of Common Stock by virtue of their record ownership of 3,209,091 Operating Partnership Units ("OP Units") in BRI OP Limited Partnership (the

"Operating Partnership"), the operating partnership of which the Company is a special limited partner and whose general partner is a wholly-owned subsidiary of the Company, which are convertible on a one-for-one basis for shares of the Company's Common Stock or cash, at the election of the Company. According to the Krupp Schedule 13D, BCLP disclaims beneficial ownership of Common Stock issuable upon the conversion of OP Units because the Company may elect to substitute cash in lieu of issuing such Common Stock.


    (9) According to (i) the Krupp Schedule 13D, (ii) a joint filing made by The Goldman Sachs Group, Inc. ("GS Group") (a successor in interest to The Goldman Sachs Group, L.P. which was merged with and into GS Group on May 7,
1999), Whitehall Street Real Estate Limited Partnership XI ("Whitehall"), WH Advisors, L.L.C. XI, Goldman, Sachs & Co. ("GS&Co.") and WXI/BRH Gen-Par, L.L.C. (the "Whitehall GP") (collectively the "Whitehall Affiliates") on Schedule 13D filed with the SEC on March 4, 1999, as amended (as so amended, the "Whitehall 13D") and a Form 3 filed with the SEC on March 4, 1999, as amended (as so amended, the "Whitehall Form 3") and (iii) a joint filing made by Blackstone Real Estate Acquisitions III, L.L.C., Blackstone Real Estate Advisors III, L.P., BRE Advisors III L.L.C., BRE/Berkshire GP L.L.C. (the "Blackstone GP"), BRE/Berkshire LP L.L.C. (the "Blackstone LP"), Peter G. Peterson and Stephen A. Schwarzman (collectively the "Blackstone Affiliates") on Schedule 13D filed with the SEC on March 4, 1999, as amended (as so amended, the "Blackstone 13D") and a Form 3 filed with the SEC on March 4, 1999, as amended (as so amended, the "Blackstone Form 3"), the Krupp Affiliates, the Whitehall Affiliates and the Blackstone Affiliates formed Berkshire Realty Holdings, L.P. (the "Parent") for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Partnership Merger Agreement (as defined in "Plan of Liquidation and Dissolution -- Proposed Merger"). According to the Krupp Schedule 13D, the Whitehall 13D and the Blackstone 13D, as a result of the making of a proposal by certain of the Krupp Affiliates, certain of the Whitehall Affiliates and certain of the Blackstone Affiliates for the acquisition of the Company on February 22, 1999 and the entry by the Parent and BRI Acquisition, LLC into the Merger Agreement, the Krupp Affiliates, the Whitehall Affiliates and the Blackstone Affiliates may be deemed to constitute a "group" within the meaning of Section 13(d) of the Exchange Act and, therefore, such a group may be deemed to have acquired beneficial ownership of any shares of Common Stock of the Company owned or deemed to be beneficially owned by the Krupp Affiliates, the Blackstone Affiliates or the Whitehall Affiliates. According to the Whitehall 13D and the Whitehall Form 3, the Whitehall Affiliates do not affirm that (i) they constitute a group with the Krupp Affiliates and/or the Blackstone Affiliates for the purposes of Section 13(d) of the Exchange Act or any other purpose and
(ii) Whitehall and the Whitehall GP constitute a group with the Berkshire GP, the Berkshire LP, the Blackstone GP and the Blackstone LP for any purpose other than what they may be deemed to constitute under Section 13(d) of the Exchange Act. According to the Blackstone 13D and the Blackstone Form 3, the Blackstone Affiliates do not affirm that they constitute a group with the Krupp Affiliates and/or the Whitehall Affiliates for the purposes of Section 13(d) of the Exchange Act or any other purpose. According to the Krupp Schedule 13D, the Krupp Affiliates do not affirm that they constitute a group with Whitehall, the Whitehall GP, the Blackstone GP and the Blackstone LP for any purpose other than what they may be deemed to constitute under Section 13(d) of the Exchange Act. In addition, according to the Whitehall 13D, the Whitehall Form 3, the Blackstone 13D and the Blackstone Form 3, each of the Whitehall Affiliates and the Blackstone Affiliates disclaims beneficial ownership of, and any pecuniary interest in, any shares of Common Stock, including those beneficially owned by the Krupp Affiliates, that may be deemed to be beneficially owned by any such deemed group or by the Parent.

         Further, the Whitehall 13D and the Whitehall Form 3 state that as of February 22, 1999 each of GS Group and GS&Co. may be deemed to beneficially own, for Section 13(d) purposes, 27,208 shares of Common Stock held in Managed Accounts (as defined below). According to the Whitehall 13D and the Whitehall Form 3, the Whitehall Affiliates disclaim beneficial ownership of Common Stock held in Managed Accounts, and none of the Whitehall Affiliates has a "pecuniary interest" in such Common Stock. In addition, according to the Krupp Schedule 13D and the Blackstone 13D, each of the Krupp Affiliates and the Blackstone Affiliates disclaims beneficial ownership of Common Stock held in Managed Accounts that may be deemed to be beneficially owned by any such deemed group or by the Parent.



         According to (i) the Krupp Schedule 13D, (ii) the Whitehall 13D, (iii) the Whitehall Form 3, (iv) the Blackstone 13D and (v) the Blackstone Form 3, the 5,881,369 shares reflect 5,881,369 shares of Common Stock beneficially owned by, or deemed to be beneficially owned by, the Krupp Affiliates and excludes 27,208 shares of Common Stock held in certain accounts with respect to which GS&Co. or employees of GS&Co. have voting or investment discretion, or both ("Managed Accounts") that may be deemed to be beneficially owned by GS&Co. or GS Group.


    (10) Mr. deWilde directly owns 2,800 shares of Common Stock. In addition, Mr. deWilde has the right to acquire 25,000 shares of Common Stock pursuant to Options.

    (11) Mr. Finnegan directly owns 700 shares of Common Stock. He disclaims beneficial ownership of 300 shares of Common Stock owned by his wife. In addition, Mr. Finnegan has the right to acquire 27,000 shares of Common Stock pursuant to Options.

    (12) Mr. Frew directly owns 43,036 shares of Common Stock. In addition, Mr. Frew has the right to acquire 48,000 shares of Common Stock pursuant to Options.

    (13) Mr. Goldberg owns no shares of Common Stock directly. Mr. Goldberg has the right to acquire 22,000 shares of Common Stock pursuant to Options.


    (14) Mr. Gorn owns 138,960 shares of Common Stock and directly owns 218,422 shares of OP Units in the Operating Partnership.

    (15) According to a joint filing made by WREP, Westbrook Real Estate Partners Management II, L.L.C. ("WREM II"), Westbrook Real Estate Fund II, L.P., Westbrook Real Estate Co-Investment Partnership II, L.P. ("WRECIP II"), Holdings, Co-Holdings, Gregory J. Hartman, Paul D. Kazilionis, Jonathan H. Paul and William H. Walton, III (collectively, the "Westbrook Affiliates") on
Schedule 13G made with the SEC on April 29, 1999 (the "Westbrook Schedule 13G"), each of the Westbrook Affiliates has shared voting power over 5,688,107 shares of Common Stock and dispositive power over 4,857,547 shares of Common Stock. Each Westbrook Affiliate, except Co-Holdings, disclaims beneficial ownership of the Co-Holdings Conversion Shares (as defined in the Westbrook 13G). Each Westbrook Affiliate, except Holdings, disclaims ownership of the Holdings Conversion Shares (as defined in the Westbrook 13G).



    (16) According to information provided to the Company by Mr. Kazilionis, he owns no shares of Common Stock directly, he has the right to acquire 5,000 shares of Common Stock pursuant to Options, and he is the indirect beneficial owner of the 2,082,883 shares of Preferred Stock held of record by Holdings and 254,117 shares of Preferred Stock held of record by Co-Holdings, by virtue of being a managing principal of WREP, an affiliate of Holdings and Co-Holdings. Mr. Kazilionis has shared voting and investment powers for these shares. According to the Company's records, as of September 19, 1998, these shares of Preferred Stock became convertible into shares of Common Stock based on the conversion ratio in effect at the time of conversion. As of May 25, 1999, Holdings has the right to acquire 4,323,232 shares of Common Stock in exchange for its shares of Preferred Stock and Co-Holdings has the right to acquire 527,445 shares of Common Stock in exchange for its shares of Preferred Stock based on a conversion ratio of 2.0756.



    (17) According to the Krupp Schedule 13D, KGP-1 claims to have shared voting and shared dispositive power over 3,744,066 shares of Common Stock consisting of
(i) 3,209,091 OP Units in the Operating Partnership owned of record by BCLP, which are convertible on a one-for-one basis for shares of the Company's Common Stock, or cash at the election of the Company, and over which KGP-1 has shared voting power and shared dispositive power; and (ii) 534,975 OP Units in the Operating Partnership owned of record by GN Limited Partnership which are convertible on a one-for-one basis for shares of the Company's Common Stock, or cash at the election of the Company, and over which KGP-1 has shared voting power and shared dispositive power. According to the Krupp Schedule 13D, KGP-1 disclaims beneficial ownership of Common Stock issuable upon the conversion of OP Units because the Company may elect to substitute cash in lieu of issuing such Common Stock.



    (18) According to the Krupp Schedule 13D, KGP-2 claims to have shared voting and shared dispositive power over 3,744,066 shares of Common Stock consisting of
(i) 3,209,091 OP Units in the Operating Partnership owned of record by BCLP, which are convertible on a one-for-one basis for shares of the Company's Common Stock, or cash at the election of the Company, and over which KGP-2 has shared voting power and shared dispositive power; and (ii) 534,975 OP Units in the Operating Partnership owned of record by GN Limited Partnership which are convertible on a one-for-one basis for shares of the Company's Common Stock, or cash at the election of the Company, and over which KGP-2 has shared voting power and shared dispositive power. According to the Krupp Schedule 13D, KGP-2 disclaims beneficial ownership of Common Stock issuable upon the conversion of OP Units because the Company may elect to substitute cash in lieu of issuing such Common Stock.


    (19) According to the Krupp Schedule 13D, Douglas Krupp claims to have sole voting and sole dispositive power over 10,100 shares of Common Stock of which he is the direct beneficial owner. According to the Krupp Schedule 13D, Mr. Krupp claims to have shared voting and shared dispositive power over 5,856,269 shares of Common Stock consisting of (i) 512,203 shares of Common Stock owned of record by Berkshire Realty Advisors Limited Partnership, as to which Mr. Krupp has shared voting and shared dispositive power; (ii) 534,975 OP Units in the Operating Partnership owned of record by GN Limited Partnership which are convertible on a one-for-one basis for shares of the Company's Common Stock or cash, at the election of the Company, and over which Mr. Krupp has shared voting power and shared dispositive power; (iii) 1,600,000 OP Units in the Operating Partnership owned of record by Turtle Creek Associates Limited Partnership which are convertible on a one-for-one basis for shares of the Company's Common Stock, or cash at the election of the Company, and over which Mr. Krupp has shared voting power and shared dispositive power; and (iv) 3,209,091 OP Units in the Operating Partnership owned of record by BCLP, which are convertible on a one-for-one basis for shares of the Company's Common Stock, or cash at the election of the Company, and over which Mr. Krupp has shared voting power and shared dispositive power. According to the Krupp 13D, Douglas Krupp disclaims beneficial ownership of Common Stock issuable upon the conversion of OP Units because the Company may elect to substitute cash in lieu of issuing such Common Stock. Also stated in the Krupp 13D, although Mr. Krupp may be deemed to beneficially own 15,950 shares of Common Stock owned of record by Judy Krupp, Richard Krupp and Alex Krupp such shares were excluded from the table and, pursuant to Rule 13d-4 of the Exchange Act, the filing of this statement shall not be construed as an admission that Douglas Krupp beneficially owns such shares.



    (20) According to the Krupp Schedule 13D, George Krupp claims to have sole voting and sole dispositive power over 15,000 shares of Common Stock of which he is the direct beneficial owner. According to the Krupp Schedule 13D, Mr. Krupp claims to have shared voting and shared dispositive power over 5,856,269 shares of Common Stock consisting of (i) 512,203 shares of Common Stock owned of record by Berkshire Realty Advisors Limited Partnership, as to which Mr. Krupp has shared voting and shared dispositive power; (ii) 534,975 OP Units in the Operating Partnership owned of record by GN Limited Partnership which are convertible on a one-for-one basis for shares of the Company's Common Stock or cash, at the election of the Company, and over which Mr. Krupp has shared voting power and shared dispositive power; (iii) 1,600,000 OP Units in the Operating Partnership owned of record by Turtle Creek Associates Limited Partnership which are convertible on a one-for-one basis for shares of the Company's Common Stock, or cash at the election of the Company, and over which Mr. Krupp has shared voting power and shared dispositive power; and (iv) 3,209,091 OP Units in the Operating Partnership owned of record by BCLP, which are convertible on a one-for-one basis for shares of the Company's Common Stock, or cash a the election of the Company, and over which Mr. Krupp has shared voting power and shared dispositive power. According to the Krupp 13D, George Krupp disclaims beneficial ownership of Common Stock issuable upon the conversion of OP Units because the Company may elect to substitute cash in lieu of issuing such Common Stock. Also stated in the Krupp 13D, although Mr. Krupp may be deemed to beneficially own 26,160 shares of Common Stock owned of record by Elizabeth Krupp, Daniel Krupp and Michael Krupp such shares were excluded from the table and, pursuant to Rule 13d-4 of the Exchange Act, the filing of this statement shall not be construed as an admission that George Krupp beneficially owns such shares.



    (21) Mr. Marshall directly owns 90,804 shares of Common Stock. He disclaims beneficial ownership of 6,343 shares of Common Stock owned by various members of his family. In addition, Mr. Marshall has the right to acquire 312,600 shares of Common Stock pursuant to Options.



    (22) According to a joint filing made by Morgan Stanley Dean Witter & Co. ("MSDW") and Morgan Stanley Dean Witter Investment Management Inc. ("MSDWI") on
Schedule 13G filed with the SEC on February 8, 1999, MSDW has shared voting and dispositive power over 1,995,300 shares of Common Stock and MSDWI has shared voting and shared dispositive power over 1,958,700 shares of Common Stock. In said filing, MSDW and MSDWI further state that they are Investment Advisers registered under Section 203 of the Investment Advisers Act of 1940, as amended, and that MSDWI is a wholly-owned subsidiary of MSDW. According to the filing, MSDWI manages accounts on a discretionary basis and said accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. The filing further states that no such account holds more than 5% of the class.



    (23) Mr. Olney directly owns 45,674 shares of Common Stock. In addition, Mr. Olney has the right to acquire 50,000 shares of Common Stock pursuant to Options.



    (24) Ms. Pritchard directly owns 44,228 shares of Common Stock. In addition, Ms. Pritchard has the right to acquire 54,000 shares of Common Stock pursuant to Options.



    (25) Mr. Roskind directly owns 20,000 shares of Common Stock. In addition, Mr. Roskind has the right to acquire 23,000 shares of Common Stock pursuant to Options.



    (26) Mr. Solomon owns no shares of Common Stock directly. Mr. Solomon has the right to acquire 5,000 shares of Common Stock pursuant to Options.



    (27) All Directors and Executive Officers as a group directly or indirectly own 919,136 shares of Common Stock. In addition, all Directors and Officers as a group have the right to acquire shares of Common Stock pursuant to 720,600 Options. All Directors and Executive Officers as a group, directly or indirectly own 5,562,488 OP Units. Typically, holders of OP Units acquire conversion rights one year and ten days from the date of issuance whereupon the OP Units are redeemable on a one-for-one basis for shares of Common Stock or at the Company's election, for cash. As of May 25, 1999, 5,562,488 of these OP Units have acquired conversion rights or will acquire such rights within 60 days thereafter. All Directors and Executive Officers as a group, directly or indirectly own 2,082,883 shares of Preferred Stock held by Holdings and the 254,117 shares of Preferred Stock held by Co-Holdings, by virtue of Mr. Kazilionis' position as a managing principal of WREP. According to the Westbrook
Schedule 13G, Mr. Kazilionis has shared dispositive power over 5,688,107 shares of Common Stock. Accordingly, all Directors and Executive Officers have shared voting and dispositive power over 5,688,107 shares of Common Stock.

FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains forward-looking statements, including certain of those set forth under "Plan of Liquidation and Dissolution -- Sale of Assets Pursuant to the Plan -- Solicitation of Offers to Acquire the Company" and "Plan of Liquidation and Dissolution -- Estimated Results of Continuing the Company." Any statements that are not statements of historical fact may be forward-looking statements. Words such as "believes," "may," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. Stockholders should keep in mind the risk factors and other cautionary statements in this Proxy Statement. The risk factors noted in the sections titled "Plan of Liquidation and Dissolution -- Risks Related to Liquidation" and "Plan of Liquidation and Dissolution -- Risks Related to Continuing as a Going Concern" and other important factors noted throughout this Proxy Statement, including certain risks and uncertainties, could cause the Company's results to differ materially from those indicated by any forward-looking statement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Set forth below is a description of certain arrangements between the Company and its directors or officers or their affiliates which would be affected by approval of the Plan.

         LEASED SPACE ALLOCATION AGREEMENT. Pursuant to the terms of a Leased Space Allocation Agreement, the Company is not entitled to assign or sublet all or any portion of the Company's office space located at One Beacon Street in Boston, Massachusetts (the "One Beacon Premises") to any party without first offering to assign or sublet the One Beacon Premises to BCLP. Accordingly, in the event that the Plan of Liquidation and Dissolution is approved by the stockholders and, in connection with the liquidation process, the Company seeks to assign or sublet the One Beacon Premises, the Company will be required to offer to assign or sublease the One Beacon Premises to BCLP before making such an offer to any third party.

         BCLP, a Massachusetts limited liability partnership, has two general partners, KGP-1 and KGP-2. Douglas Krupp, the Chairman of the Company's Board of Directors, is a 50% stockholder of each of these general partners of BCLP. Mr. Krupp's brother owns the other 50% of each entity. The sole limited partner of BCLP also has KGP-1 and KGP-2 as its two general partners.

         BUSINESS CONTRIBUTION AGREEMENT. Pursuant to the terms of an Advisory and Development Services Business Contribution Agreement (the "Business Contribution Agreement"), BCLP is entitled to receive consideration in OP Units in the event that certain prices (the "Trigger Prices") are achieved with respect to the Company's Common Stock. In the event that the Plan of Liquidation and Dissolution is approved by the stockholders and liquidating distributions (other than any such distributions paid in respect of cash flow from operations) are made pursuant thereto, the Trigger Prices will be reduced by the aggregate amount of any such liquidating distribution paid to holders of Common Stock. For example, if an aggregate of $6.00 in such liquidating distributions is paid to holders of Common Stock, then each Trigger Price will be reduced by $6.00. The Trigger Prices still in effect under the Business Contribution Agreement are $13.00, $14.00, $15.00 and $16.00. BCLP may earn a maximum of $4,800,000 in value of OP Units if all remaining Trigger Prices are achieved.

         If, in connection with the final liquidating distribution payable with respect to the Company's Common Stock, the aggregate amount (the "Aggregate Value") of distributions that have been made with respect to a share of Common Stock (plus certain additional amounts as determined under the Business Contribution Agreement) is equal to or greater than any Trigger Price, as of the date such final liquidating distribution is to be made, BCLP is entitled to receive, as additional consideration, $1,200,000 in value of OP Units for each Trigger Price included within the Aggregate Value.

         SEVERANCE PAYMENTS FOR CERTAIN EXECUTIVES. In the event that the Plan is approved by the stockholders, Messrs. David Marshall, Ridge Frew, Dennis Suarez, James Jackson and David Olney and Ms. Marianne Pritchard (the "Executives") would each be entitled to a lump-sum severance payment in the event of their respective terminations of employment by the Company without cause during the two-year period following approval of the Plan. The amount of the severance payment for each Executive other than Mr. Marshall would be generally two years of both base salary and target bonus. The amount of the severance payment for Mr. Marshall would be three years of both base salary and target bonus. Finally, upon approval of the Plan by stockholders, loans by the Company to Messrs. Marshall, Olney and Frew and Ms. Pritchard in the aggregate amount of $2.275 million would be forgiven in accordance with their terms.

         In addition, the Company has adopted an Option Protection Plan pursuant to which, upon approval of the Plan by the stockholders, participating employees may receive payments from the Company in certain circumstances. Such payments would be based on the estimated amount available for distribution per share (on a fully diluted basis) for each share of Common Stock issuable upon exercise of an employee's existing options reduced by the exercise price per share applicable to such option. All members of the Company's management team, including the Executives, would be eligible to participate in this program.

         PAYMENT PURSUANT TO MERGER AGREEMENT. If the Plan is approved by the stockholders, it is likely that the merger agreement with the Buyers will be terminated, and the Company will be obligated to pay the Buyers' expenses incurred in connection with the merger agreement up to a maximum amount of $10,500,000. Douglas Krupp, the Chairman of the Board of the Company, and affiliates of his are members of the group that constitutes the Buyers.


                       PLAN OF LIQUIDATION AND DISSOLUTION

BACKGROUND

         In order to comply with the requirements of the Company's Charter, the Company's Board of Directors has adopted a resolution authorizing the Company to submit to holders of the Company's voting stock a Plan of Liquidation and Dissolution (the "Plan"). In order to comply with the formal requirements of
Section 275 of the Delaware General Corporation Law governing corporate dissolutions, the resolution adopted by the Board of Directors stated that the Board of Directors deems dissolution advisable. However, the Board of Directors is recommending against approval of the Plan by the stockholders, as discussed below under "-- Recommendation of the Board of Directors."

         Approval of the Plan by the stockholders would require the Company to dispose of its assets, regardless of market conditions, in no more than three years following the date of approval by the stockholders. The Company owns apartment complexes indirectly through its ownership of interests in the Operating Partnership and other subsidiaries. Unless the context requires otherwise, references in this section titled "Plan of Liquidation and Dissolution" to the Company shall include the Company's subsidiaries, including the Operating Partnership.

         The Company was formed on April 26, 1990 as a real estate investment trust ("REIT") and commenced operations on June 27, 1991. The Company's operations consist primarily of the acquisition, renovation, rehabilitation, development and operation of apartment communities located in the Mid-Atlantic and Southeast regions of the United States, Florida and Texas. As of May 1, 1999,
the Company owned 82 apartment communities consisting of 24,387 units. The Company has approximately 655 multifamily units under development and holds two parcels of land for future development.

         The Company reorganized as an Umbrella Partnership ("UPREIT") on May 1, 1995 when the Company contributed substantially all of its assets subject to substantially all of its liabilities to the Operating Partnership. The Company, in its capacity as the Special Limited Partner of the Operating Partnership and through its sole ownership of Berkshire Apartments, Inc., the general partner of the Operating Partnership, held 79.19% of the OP Units as of May 1, 1999. The purpose of becoming an UPREIT was to allow the Company to offer OP Units in the underlying Operating Partnership in exchange for assets from tax-motivated sellers. Under certain circumstances, the exchange of OP Units for a seller's assets will defer the tax liability associated with the sale.


         On June 7, 1999, the high and low sales prices of the Company's Common Stock on the New York Stock Exchange, Inc. (the "NYSE") were $11.50 and $11.4375, respectively.


CERTIFICATE OF INCORPORATION

         The Charter requires the Company's Board of Directors to prepare and submit to the holders of the Company's voting stock, on or before December 31, 1998, a plan of liquidation providing for the sale of all of the Company's properties and other assets and the distribution of the net proceeds therefrom to the Company's stockholders. Because the Company, together with Lazard and Lehman, was engaged in the process that has resulted in the signing of a definitive merger agreement, the Board of Directors determined that it was in the best interests of the Company and its stockholders to defer this submission until July 1999.

          Effecting the Plan would require the dissolution of the Company.
Section 275 of the Delaware General Corporation Law provides that, for a corporation to be dissolved, the board of directors of such corporation must adopt a corporate resolution to the effect that it is advisable, in the judgment of such board of directors, that such corporation be dissolved. For purposes of complying with its obligations under the Charter, the Company's Board of Directors has adopted a resolution authorizing the Company to submit the Plan to holders of the Company's voting stock and deeming dissolution advisable. However, stockholders should be aware that the Company's Board of Directors would not be submitting the Plan to the stockholders of the Company if the Charter did not require it and the Company's Board of Directors recommends that stockholders vote "AGAINST" approval of the Plan for the reasons described below under "-- Recommendation of the Board of Directors."

         The Charter requires that the Plan include:

         (i) the time frame for the liquidation of the Company's properties and other assets;

         (ii) the procedures for collecting and distributing to the Company's stockholders the cash and net proceeds of any mortgage notes received by the Company in connection with the sale of the properties;

         (iii) the anticipated amount of expenses to be incurred by the Company in connection with the liquidation; and

         (iv)      the anticipated tax consequences of the liquidation.

         The Charter also requires the Plan to provide that the sale and distribution be completed not more than three years after the adoption of the Plan by the holders of the Company's voting stock.

         Pursuant to the terms of the Charter, the Company's Board of Directors must accompany the submission to the stockholders of the proposal to adopt the Plan with the following:

         - independent appraisals of the properties dated as of a date not more than six months prior to the mailing of the Plan to holders of the Company's voting stock;

         - the estimated proceeds per share which would be realizable by the stockholders upon liquidation if the properties were sold for their appraised values; and

         - the recommendations of the person(s) or entity responsible for directing or performing the day-to-day business affairs of the Company with respect to the Plan.

         The Charter provides that the Plan only becomes effective if approved by the affirmative vote of the holders of the Company's voting stock holding a majority of the shares of the Company's voting stock outstanding and entitled to vote. The Charter further provides that, unless the life of the Company is earlier terminated pursuant to a plan of liquidation approved by the stockholders as described in this Proxy Statement, the Company has a perpetual life.

PLAN OF LIQUIDATION AND DISSOLUTION

         In accordance with the requirements of the Charter and the Delaware General Corporation Law, the Board of Directors has authorized the submission of the Plan to the holders of the Company's voting stock. The affirmative vote of the holders of a majority of the aggregate shares of the Voting Securities issued and outstanding on the Record Date is required for approval of the Plan. Directors and officers of the Company who own or control Common Stock or Preferred Stock (constituting approximately 15.6% of the outstanding Voting Securities) have indicated to the Company that they intend to vote all such shares in opposition to the Plan. The Board of Directors believes that the Plan is not in the best interest of the Company and its stockholders and recommends that stockholders vote AGAINST this proposal. See "-- Recommendation of the Board of Directors" below.

         DISSOLUTION UNDER DELAWARE LAW. Section 275 of the Delaware General Corporation Law provides that a corporation may dissolve upon either (a) a majority vote of the Board of Directors of the corporation followed by a majority vote of its stockholders; or (b) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a Certificate of Dissolution with the Secretary of State of the State of Delaware. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

         -    the prosecution and defense of lawsuits;

         -    the settling and closing of business;

         -    the disposition and conveyance of any property;

         -    the discharge of any liabilities; and

         - the distribution of any remaining assets to the stockholders of the corporation.

With respect to any action, suit or proceeding begun by or against the corporation before or within the winding up period, the corporation will automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

         DESCRIPTION OF THE PLAN. The following is a brief summary of the Plan. It is qualified in its entirety by reference to the full text of the Plan attached hereto as Exhibit A and incorporated herein by reference. You should read the Plan carefully.

         The Plan provides that, if it is approved by the holders of at least a majority of the outstanding Voting Securities, the Company will take such actions as are deemed necessary or appropriate by the Board of Directors to wind up all of the Company's business and affairs and to dispose of, by sale, all of the assets of the Company. The Company's assets consist primarily of its real estate portfolio of apartment communities. The Company's other assets consist of cash and cash equivalents, notes receivable, mortgage-backed securities, accounts receivable and other assets comprised primarily of escrows and deposits.

         The Plan provides that the Company's assets may be converted into cash or other assets which may be conveniently distributed to the stockholders. If the Plan is approved by the stockholders, the Company will not obtain any further approvals from the stockholders. Subject to the obligation to distribute assets in kind to certain holders of OP Units who so elect, the Company expects that all of its assets would be sold for cash. See "-- Distributions to Stockholders -- Rights of OP Unitholders" below. Other than as set forth below under "-- Sale of Assets Pursuant to the Plan -- Solicitation of Offers to Acquire the Company," no discussions have occurred and no negotiations have been entered into with any prospective buyers with respect to the terms of any liquidating sales. The Company does not expect to sell its properties to any persons deemed to be affiliates of the Company, although one or more affiliates of the Company could purchase properties by virtue of submitting the highest bids in respect of such properties.

         The Plan does not specify the manner in which the Company would sell its assets. Such sales could take the form of individual sales of properties, sales of portfolios of properties organized by region or otherwise, a sale of the entire portfolio or some combination of these. As part of the Plan, the Company would satisfy its existing debts and obligations from existing cash balances and the proceeds of the sale of the Company's assets. In addition, the Company's Board of Directors may establish reserves, as it deems necessary, for liabilities or expenses, contingent or otherwise, that may arise. The remaining proceeds would be distributed to the Company's stockholders as full payment for their capital stock. See "-- Distributions to Stockholders" below.

         If the Plan is approved by the stockholders, the appropriate officers of the Company, in accordance with the terms of the Plan, will execute, acknowledge and file a Certificate of Dissolution with the Secretary of State of the State of Delaware which will effect the dissolution of the Company. The Company will be continued for the sole purpose of disposing of its assets, settling and closing its business, discharging its liabilities, making distributions to its stockholders and prosecuting and defending claims. See "Dissolution Under Delaware Law" above.

         It is difficult to predict the timing of the sale of the Company's assets and, consequently, the timing of liquidating distributions to stockholders. While it is expected that the Company will continue to qualify as a REIT for purposes of the Internal Revenue Code of 1986, as amended (the "Code") for the period prior to the distribution of the Company's assets to stockholders, the Company may lose or terminate its status as a REIT as a result of unforeseen circumstances. See "-- Material Federal Income Tax Consequences" below.

         The Company does not expect that any federal or state regulatory approvals will be required to consummate the liquidation of the Company in accordance with the Plan; however, if one or more purchasers buy a substantial amount of the Company's assets, the Company may have to make one or more filings, and have the transactions reviewed, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

         The Plan provides that, if it is approved, the sale and distribution of assets will be completed not more than three years after the approval of the Plan by the holders of the Company's voting stock. However, because of tax considerations, the Company will attempt to liquidate within two years after approval of the Plan. See "-- Risks Related to Liquidation -- Liquidation Within 24 Months of Adoption of the Plan" below.


         APPRAISALS. The Company has obtained appraisals (the "Appraisals") of each of its properties from Cushman & Wakefield, Inc. or one of its various subsidiaries (said companies herein, "Cushman & Wakefield"). By letter dated June 2, 1999, Cushman & Wakefield, Inc. opined that, subject to the limitations, assumptions and qualifications contained in the Appraisals and based on representations made by the Company, the market value estimates in the Appraisals effective as of October 15, 1998 were fair and accurate as of January 1, 1999. The Company selected Cushman & Wakefield to prepare the Appraisals because of its reputation and experience in connection with real estate assets. The Valuation Advisory Services Group of Cushman & Wakefield, Inc. and its subsidiaries is one of the largest real estate valuation and consulting networks in the United States. According to Cushman & Wakefield, the Valuation and Advisory Group of Cushman & Wakefield, Inc. and its subsidiaries operates out of 22 branch offices that are staffed by approximately 157 professionals, approximately 75 of whom hold the MAI designation. Cushman & Wakefield serves institutional and corporate clients including banking and financial institutions, investment banks, real estate investors, attorneys and government agencies. The Company did not consider retaining other appraisal companies. Cushman & Wakefield was selected on the basis of its national presence, ability to meet tight reporting deadlines and its previous experience appraising assets within the Company's portfolio. Other than this engagement, neither the Company nor any of its affiliates had any material relationship with Cushman & Wakefield during the two-year period ended May 1, 1999. Cushman & Wakefield was retained by the Company prior to that date to prepare appraisal reports on certain of the Company's assets in the ordinary course of the Company's business.


         In preparing the Appraisals, Cushman & Wakefield collected from the Company information regarding the operating history of the properties, conducted site inspections of the properties, consulted with local brokers, buyers and sellers of multi-family projects, reviewed economic and demographic trends for each market and interviewed and relied on representations of certain representatives of the Company.

         As described in the summary of the Appraisals attached hereto as Exhibit B, Cushman & Wakefield has determined that the Company's holdings consist of Class A and Class B apartment complexes. Class A apartment complexes are generally recently constructed buildings situated on large sites with well-landscaped grounds. These complexes have amenities which are typical of modern apartments, including, for example, washer and dryer hookups, swimming pools, clubhouses with recreation areas and kitchens equipped with microwave ovens and dishwashers. Apartment complexes may also be considered Class A (even if they lack modern amenities) if those complexes have special features, such as their excellent location or construction type. For example, a high-rise property located within a very desirable residential neighborhood may achieve higher rent levels than newer garden apartment properties which are located in less desirable residential neighborhoods. Class B apartment complexes lack one or several of the amenities described above for Class A apartment complexes and typically consist of older buildings which have entered the period of their economic life where capital repairs and unit replacements are required.

         Cushman & Wakefield's conclusions are based upon conditions that they observed at the properties during their inspections and assumptions, qualifications and limitations deemed reasonable at the time concerning, among other things, legal title, the absence of physical defects or hazardous materials, future occupancy, income and competition with respect to each property. The Company imposed no conditions or limitations on the scope of Cushman & Wakefield's investigation or the methods and procedures to be followed in preparing the Appraisals. Based on the Appraisals, the sum of the individual market value estimates for all of the Company's properties, which includes two developments appraised on an as-completed basis and one apartment community under contract for purchase by the Company, is $1,278,550,000. The sum of the individual market estimates does not include a discount for purchase in bulk. The estimated amount that would be available for distribution to stockholders in liquidation, however, is significantly less than this number. See "-- Sale of Assets Pursuant to the Plan -- Estimated Proceeds Per Share" below.


         The Appraisals reflect Cushman & Wakefield's valuation of the real estate assets of the Company as of the date stated in each Appraisal, in the context of the information available on that date. Events occurring subsequent to that date could affect the properties or assumptions used in preparing the Appraisals. Because of the subjectivity inherent in the appraisal process, the estimated appraised value for the properties shown in the Appraisals may differ significantly from that which would be realized if the Plan were approved and the assets were sold. A summary of the Appraisals is attached hereto as Exhibit
B. The Company paid Cushman & Wakefield $420,000 to prepare the Appraisals.


SALE OF ASSETS PURSUANT TO THE PLAN

         If the Plan were approved, the Company would attempt to sell its assets at an aggregate purchase price that would yield the greatest net proceeds to the stockholders. The assets could be sold to one or more purchasers in one or more transactions over a period of time, in which case the Company would continue to operate until all investments are sold.

         It is impossible to determine with any precision the aggregate net proceeds that may ultimately be available for distribution to the Company's stockholders if the Plan is approved. That amount will depend upon a variety of factors, including the timing of and the net proceeds realized from the sale of the Company's assets, as well as the ultimate amounts of liquidation-related expenses and other obligations and liabilities that must be satisfied out of the Company's assets, as well as general and local economic conditions over the period during which the liquidation is conducted. The estimated proceeds per share set forth below is only an estimate, and there can be no assurance that the Company will actually realize this amount. The Company believes that there is a likelihood that the risks associated with liquidation will result in holders of Common Stock receiving less than the estimated amount available for distribution of $10.82 per share set forth below. See "-- Recommendation of The Board of Directors" and "-- Risks Related to Liquidation" below.

         INDEBTEDNESS. Fifty-one of the Company's properties, with an estimated fair market value of $853,830,000, according to their respective Appraisals, are encumbered by indebtedness secured by mortgages in the amount of approximately $436,563,000 as of March 31, 1999. Unless these liabilities are assumed by purchasers of the Company's assets, they will have to be discharged upon sale. Some of the debt is also subject to prepayment penalties. The amount of such penalties is dependent upon the timing of the sales of the properties to which such debt relates.

         As of March 31, 1999, the Company had outstanding $173,100,000 in borrowings under a $180,000,000 unsecured credit facility from BankBoston, N.A. (the "BankBoston Credit Facility"). The BankBoston Credit Facility contains certain restrictive covenants relating to, among other things, the Company's net worth, ratios of total debt to total assets and the Operating Partnership's ratio of net income before interest, income taxes and depreciation and amortization ("EBITDA") to consolidated interest expense. If the Plan is approved by the stockholders, the Company (i) will be required to repay the debt outstanding under the BankBoston Credit Facility prior to making any distributions to stockholders; and (ii) may default under the BankBoston Credit Facility in the course of liquidating assets, which would allow the lender under the BankBoston Credit Facility to accelerate the indebtedness. If the Plan is approved by the stockholders, the Company would attempt to negotiate with the lender amendments to the BankBoston Credit Facility that would avoid any defaults under these provisions during the liquidation process, but the Company might not succeed in such negotiations. See "-- Risks Related to Liquidation -- Risk of Default Under Line of Credit" below.

         The BankBoston Credit Facility provides that if a proposal to sell or liquidate the Company or the Operating Partnership is pending before, or has been approved by, the Company's stockholders, then the proceeds of the sales of any assets, prior to being applied to any other purpose, must be applied to (i) the reduction of revolving loans under the BankBoston Credit Facility; and (ii) the cash collateralization of letters of credit outstanding under the BankBoston Credit Facility. These provisions may conflict with the requirement to distribute assets in kind to certain limited partners. If the Plan is approved by the stockholders and such provisions are determined to conflict with this requirement, the Company would attempt to negotiate amendments to the BankBoston Credit Facility that would avoid any default. There can be no assurance that the Company would succeed in such negotiations. See "--Distributions to Stockholders -- Rights of OP Unit Holders," "-- Risks Related to Liquidation -- Risk of Default Under Line of Credit" and "-- Risks Related to Liquidation -- Uncertainty of Composition of Portfolio" below.

         PREFERRED STOCK. If the Plan is approved, holders of shares of Preferred Stock who do not vote for approval of the Plan will be entitled to a liquidation preference of $28.75 per share of Preferred Stock, together with all accrued dividends, before any payment to the holders of Common Stock. If the Plan is approved, holders of shares of Preferred Stock who vote in favor of the Plan will be entitled to a liquidation preference of $25.00 per share of Preferred Stock, together with all accrued dividends, before any payment to the holders of Common Stock. See "-- Risks Related to Liquidation - - Priority of Credit Facility and Preferred Stock" below.

         ESTIMATED PROCEEDS PER SHARE. As required by the Charter, the Board of Directors has estimated an amount per share that would be available for distribution to holders of Common Stock upon liquidation if the Company's properties were sold for the value set forth in the Appraisals. THERE CAN BE NO ASSURANCE THAT THE ESTIMATED PROCEEDS PER SHARE WILL BE REALIZED IF THE PLAN IS APPROVED. The Company believes that there is a likelihood that certain risks related to liquidation will result in holders of Common Stock realizing less than the amount per share estimated below. See "-- Risks Related to Liquidation" below for a discussion of some of these risks.

         The following Schedule of Estimated Amounts Available for Distribution (the "Estimated Liquidation Distribution Schedule") is presented in this Proxy Statement to illustrate management's estimate of what the Company's stockholders would receive, on a per share basis and in the aggregate, upon liquidation of the Company.

         The valuation of assets and liabilities necessarily requires estimates and assumptions by management (see "Significant Assumptions" below), or in the case of real estate assets, independent appraisals, and there would be substantial uncertainties in carrying out the provisions of the Plan. The actual value of any liquidating distributions would depend upon a variety of factors including, but not limited to, the actual proceeds from the sale of any of the Company's assets, the ultimate settlement amounts of the Company's liabilities and obligations, actual costs incurred in connection with carrying out the Plan, including costs of liquidation and establishing reserves, and the actual timing of the distributions.

         The Estimated Liquidation Distribution Schedule and related notes should be read in conjunction with the Company's historical consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which are incorporated by reference in this Proxy Statement.

         The values and liabilities ultimately realized may differ from the amounts shown herein and the difference could be material. Accordingly, it is not possible to precisely predict the aggregate net values to be distributed to stockholders and no assurance can be given that the amount to be received in liquidation would equal the estimated amount available for distribution per share presented herein.

                         SIGNIFICANT ASSUMPTIONS

         The Estimated Liquidation Distribution Schedule is based, in part, on certain assumptions, including without limitation, the following: (i) real estate values are based on independent Appraisals with an effective date of value as of January 1, 1999, (ii) that, based on management's assumption, no Contributing Partner will elect to receive Contributed Property as a distribution in kind; (iii) all mortgage notes payable will be paid off at time of sale, resulting in contractual prepayment penalties to be incurred; (iv) that no payments will be made to BCLP under the Business Contribution Agreement; (v) that all holders of Preferred Stock will vote against the Plan and thereby be entitled to a liquidation preference of $28.75 per share; (vi) that the Company will maintain its REIT status during the liquidation period, resulting in the Company incurring no material federal or state income tax expenses; and (vii) break-up expenses under the merger agreement will be payable in the amount of $10,500,000.

                 BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES
            SCHEDULE OF ESTIMATED AMOUNTS AVAILABLE FOR DISTRIBUTION

                                 MARCH 31, 1999



                                                                 Estimated
                                                            Liquidation Value
                                                            ------------------
Real estate properties                                      $1,227,827,500  A
Mortgage loan                                                    2,835,020  B
Mortgage-backed securities                                       4,747,436  C
Cash and cash equivalents                                       23,220,983
Accounts receivable                                              1,652,247
Note receivable                                                  4,000,000
Other assets                                                    18,027,671  D
                                                             -------------
         Total assets                                        $1,282,310,857
                                                             -------------
                                                             -------------

Lines of credit and mortgage notes payable                   $ 642,451,502  E
                                                             -------------
                                                             -------------
Accounts payable and other liabilities                          59,560,398  F
Preferred stock                                                 78,688,750  G
Minority interest                                              104,365,788  H

 Total liabilities, preferred stock and minority interest    $ 885,066,438
                                                             -------------
                                                             -------------
Estimated amount available for distribution                  $ 397,244,419
                                                             -------------
                                                             -------------
Number of common shares outstanding                             36,727,591
                                                             -------------
                                                             -------------

Estimated amount available for distribution per common share $       10.82
                                                             -------------
                                                             -------------


              BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES NOTES
           TO SCHEDULE OF ESTIMATED AMOUNTS AVAILABLE FOR DISTRIBUTION

                                 MARCH 31, 1999

A. Reflects real estate properties at their estimated net realizable value based on independent appraisals adjusted as follows:

         Aggregate appraised value (prepared on an as completed basis)          $1,278,550,000

         Less:

         Estimated costs to complete development and rehabilitation projects       (12,366,000)

         Estimated property disposition costs (3% of appraised value)              (38,356,500)
                                                                                --------------
         Net estimated value                                                    $1,227,827,500
                                                                                --------------
                                                                                --------------


    Property disposition costs are estimated to be $38,356,500, which is 3% of the aggregate appraised value (50% of these costs are expected to consist of brokerage commissions and 50% of these costs are expected to consist of legal and closing costs).

B. Reflects mortgage loan at the actual outstanding principal balance before giving effect to purchase discount.

C. Reflects mortgaged-backed securities at their estimated net realizable values as per valuation report from the custodian.

D. Reflects other assets, which consist primarily of escrows, deposits and prepaid expenses at estimated net realizable value. The assets for which management has ascribed no realizable value, primarily deferred financing costs, have been written off.

E. Reflects line of credit and mortgage notes payable at their estimated settlement amounts as follows:

         Outstanding principal balance at March 31, 1999           $609,662,907

         Estimated amount of contractual prepayment penalties
         associated with the assumed payoff all notes payable        32,788,595
                                                                   ------------

         Estimated settlement amount                               $642,451,502
                                                                   ------------
                                                                   ------------


F. Reflects accounts payable and other accrued liabilities at March 31, 1999 as well as accruals for estimated costs of liquidation, which include severance payments to employees ($11,700,000), break-up expenses under the merger agreement (payable in the amount of $10,500,000) and other liabilities ($7,708,000).

G.  Reflects preferred shareholder liquidation preference of $28.75 per share.

H. Reflects minority investors' interest in the Operating Partnership at the estimated amount available for distribution of $10.82 per OP Unit.

DISTRIBUTIONS TO STOCKHOLDERS

         If the Plan is approved, following the sale of the Company's assets and satisfaction by the Company, through payment or establishment of reserves, of all of its liabilities and obligations, including the expenses of liquidation and satisfaction of the liquidation preference of the shares of Preferred Stock, the Company will distribute to its stockholders the balance of available liquidation proceeds. The Company may make partial liquidating distributions prior to the satisfaction of all of its liabilities and obligations. It is not possible to predict the timing of the sale of the Company's assets and the distributions to stockholders, which could be made over a substantial period of time.

         If the Plan is approved, the Company will make distributions to stockholders at such times and upon such terms as are determined by the Board of Directors. The Board of Directors may from time to time fix a date in respect of any distribution for the determination of the persons to be treated as stockholders of record entitled to receive such distributions. The Company will advise stockholders at the time of any such distribution as to the details of the mechanics of distribution. If the Company transfers its assets to a liquidating trust as discussed below, certificates for shares of Common Stock or for shares of Preferred Stock will be deemed to represent a stockholder's interest in the liquidating trust.

         RIGHTS OF OP UNITHOLDERS. In order to continue to defer tax liability in connection with their contribution of direct or indirect interests (i.e., partnership interests) in real property (the "Contributed Property") to the Operating Partnership in exchange for OP Units, certain limited partners of the Operating Partnership (the "Contributing Partners") have the right to receive their Contributed Property as a distribution in kind in satisfaction of their rights to liquidating distributions under the partnership agreement of the Operating Partnership. Thirty-nine of the Company's properties, with an estimated fair market value of $525,200,000, according to their respective Appraisals, are subject to these rights. The Contributing Partners may exercise these rights no later than 30 days after the Plan is approved.

         These rights are exercisable by the individual Contributing Partners rather than by the Contributing Partners as a group or by groups of Contributing Partners who contributed partnership interests in the same property-owning partnership. Accordingly, the value (based on the Appraisals) of the assets the Company will sell to third parties (and not distribute to Contributing Partners) may vary from a maximum of $1,278,550,000 to a minimum of $753,350,000 and cannot be determined prior to the vote by stockholders on whether to approve the Plan. In addition, the exercise of these rights by less than all Contributing Partners may result in the Company's owning minority interests in partnerships that own real estate. See "-- Risks Related to Liquidation -- Uncertainty of Composition of Portfolio" and "-- Risks Related to Liquidation -- Discount for Ownership of Non-Controlling Interests" below.

         A Contributing Partner's share of the liquidation proceeds (the "Contributing Partner's Share") will not be known until the completion of the liquidation process. Contributing Partners who elect to receive a distribution of their Contributed Property in kind will be required to pay the Operating Partnership the difference between the fair market value of such Contributed Property (determined by the applicable Appraisal) and such Contributing Partner's Share in the event that the fair market value of such Contributed Property exceeds such Contributing Partner's Share. In the event that a Contributing Partner's Share exceeds the fair market value of the Contributed Property, the Operating Partnership will be required to pay such Contributing Partner the difference between such Contributing Partner's Share and the fair market value of the Contributed Property. See "-- Risks Related to Liquidation -- Uncertainty as to Receipt of Payments from Holders of OP Units" below.

         Prior to the final distribution of the Company's remaining assets to its stockholders, the shares of Common Stock will continue to be transferrable and the Company's stockholders will continue to have such rights as applicable law confers upon stockholders. The Company intends to seek to maintain the listing of the shares of Common Stock on the NYSE until such time as the NYSE causes the shares of Common Stock to be delisted. See "-- Risks Related to Liquidation -- Possible Decreasing Liquidity" below. It is anticipated that the current officers and directors of the Company will continue to serve in their current capacities. See "-- Risks Related to Liquidation -- Risk of Loss of Personnel" below.

         Under the Plan, the Board of Directors would have the authority to transfer the assets of the Company to a liquidating trust designated by the Board of Directors. The liquidating trust would be established pursuant to a Liquidating Trust Agreement in such form as the Board of Directors may approve. The Board of Directors would not expect to transfer assets to a liquidating trust except (i) when such a transfer is required to avoid the imposition of federal income taxes on the Company or (ii) to establish reserves for liabilities and obligations of the Company (contingent or otherwise) out of amounts which would otherwise be distributed to stockholders. See "-- Material Federal Income Tax Consequences -- Liquidating Trust" below.

ESTIMATED RESULTS OF CONTINUING AS A GOING CONCERN

         If the stockholders do not approve the Plan and if the Company does not choose, or is not able, to consummate the sale of the Company by merger or otherwise, the Company intends to continue to operate as a going concern. The Company believes that its portfolio of apartment communities will produce favorable financial results in the current economic environment. In 1997 and 1998, the Company acquired approximately 11,400 apartment units, constituting approximately 47% of the Company's current portfolio. The Company's acquisitions typically have not generated incremental growth in FFO in their first year of ownership by the Company and have often been modestly dilutive to FFO growth in the first year. However, the Company has historically increased cash flows and FFO from these acquisitions in years following the first year of operation because of the implementation of renovation and rehabilitation programs and professional property management and marketing systems. Because 47% of the Company's portfolio is expected to begin contributing incremental growth in FFO in 1999, the Company estimates that it will:

         -    Increase FFO by approximately 10% to 14% over 1998 FFO

         - Increase net operating income on its same-store portfolio by approximately 6% over 1998 same-store net operating income. The Company believes this increase should be reflected in an increase in the value of its apartment communities (1)

         - Increase the value of its most recently acquired assets, which are not yet same-store assets and are undergoing rehabilitation.

         -    Increase dividends per share of Common Stock

         (1) "Same store" properties are those the Company has owned and operated for two consecutive 12-month periods.

         While currently the cost of equity capital for REITs and prices (as a percentage of operating income) for apartment communities are both unusually high, the Company expects that both the cost of capital and the price of properties will moderate over time. The Company expects to seek to raise common and preferred equity as well as additional debt capital when and if the relation between the capital and the real estate markets warrants. The Company also plans to continue to grow by acquiring and developing luxury, middle and moderate income apartment communities in selected targeted markets. As part of the acquisition strategy, the Company intends to continue to take advantage of its UPREIT structure to the extent feasible. Finally, the Company plans to continue its policy of reviewing all properties in its portfolio on an ongoing basis to assess their future FFO growth potential and capital needs. The Company expects this process to continue to lead to selected disposition of properties and reinvestment in newly acquired or developed assets which the Company believes have greater growth potential.

         The information set forth above constitutes the Company's expectations regarding its 1999 operations. However, there are a number of important factors that could cause the Company's results to differ from those set forth above. See "-- Risks Related to Continuing as a Going Concern" below. There can be no assurance that, even if the Company succeeds in meeting the expectations set forth above, the improved results of operations will have a positive effect on the market price of the Common Stock.

PROPOSED MERGER

         The Company has entered into an Agreement and Plan of Merger, dated as of April 13, 1999 (the "Merger Agreement"), with Berkshire Realty Holdings, L.P. and BRI Acquisition, LLC (the "Buyers"), pursuant to which BRI Acquisition, LLC would merge with and into the Company or, at the election of Berkshire Realty Holdings, L.P., the Company would be merged with and into Berkshire Realty Holdings, L.P. (either such structure is hereinafter referred to as the "Merger"). If the Merger is consummated, each share of Common Stock will be converted into the right to receive $12.25 in cash, and each share of Preferred Stock will be converted into the right to receive $28.75 in cash, together with 115% of any Accrued Dividends (as defined in the Certificate of Designation of the Preferred Stock) on such share.

         CONDITIONS OF CLOSING. The obligations of each party to the Merger Agreement to consummate the Merger are subject to the following conditions:

         - The adoption of the Merger Agreement by the requisite vote of the holders of Common Stock and holders of Preferred Stock.

         - The existence of no temporary restraining order, or preliminary or permanent injunction preventing the consummation of the Merger.

         - The termination of all applicable waiting periods (and any extensions thereof) under the HSR Act.

         The obligations of Berkshire Realty Holdings, L.P. and BRI Acquisition, LLC to consummate the Merger are subject to the following principal conditions:

         - The accuracy of the representations and warranties in all material respects of the Company set forth in the Merger Agreement.

         - The performance by the Company in all material respects of all obligations under the Merger Agreement.

         - No material adverse change subsequent to April 13, 1999 in the business, properties, assets, financial conditions or results of operations of the Company and its subsidiaries, taken as a whole.

         - Receipt by the Buyers of opinions of Hale and Dorr LLP and Baker & Hostetler LLP as to the Company's REIT status.

         - Obtaining all material consents and waivers (other than consents and waivers in connection with instruments, obligations or matters disclosed in a disclosure letter which has been furnished to the Buyers).

         None of the initiation, threat or existence of any legal action of any kind will constitute a failure of the conditions set forth immediately above unless that action has resulted in the granting of injunctive relief that prevents the consummation of the Merger and such injunctive relief has not been dissolved or vacated.

         The conditions to the obligation of the Company to consummate the Merger are the customary conditions found in documents similar to the Merger Agreement and include the delivery of an opinion by a reputable firm as to the solvency and adequate capitalization of the Company and the Operating Partnership immediately before the consummation of the Merger and the merger of a limited partnership controlled by the Buyers with and into the Operating Partnership (the "Partnership Merger") and of the entities surviving such transactions immediately after their consummation.

         REPRESENTATIONS. The Merger Agreement contains representations and warranties by the parties that are customary for transactions like the Merger.

         CLOSING. The closing of the Merger will take place on the first business day to occur on or after the day (the "Satisfaction Date") which is the later of:

         - the tenth calendar day following satisfaction of the conditions to closing (with certain exceptions for conditions that cannot be satisfied until closing) and

         -    October 15, 1999.

Berkshire Realty Holdings, L.P. may elect to extend the closing date to any business day on or prior to December 29, 1999 (the "Extension Option"). If Berkshire Realty Holdings L.P. exercises the Extension Option, the principal conditions to the Buyers' obligations to close the Merger will be deemed to have been satisfied as of the Satisfaction Date, other than the condition related to the Company's performance of its obligations in all material respects.

         TERMINATION. The occurrence of certain events will give rise to the right of the Buyers, the Company or both to terminate the Merger Agreement. In the event of certain terminations, the Company and the Operating Partnership will be obligated to pay Berkshire Realty Holdings, L.P., or the Buyers will be obligated to pay the Company on behalf of the Operating Partnership, the holders of Common Stock and the holders of OP Units:

         - a break-up fee in the amount of $25,000,000 (which amount is increased to $50,000,000 in the event of a payment to the Company by the Buyers if the Buyers have exercised the Extension Option) (the "Break-Up Fee") and/or

         - the out-of-pocket expenses incurred by the party to which the payment is to be made in connection with the Merger Agreement and the transactions contemplated thereby (the "Break-Up Expenses").

         Set forth below is information regarding the circumstances in which the Merger Agreement may be terminated and the payments required to be made in connection therewith:


-----------------------------------------------------------------------------------------------------------------
Terminating Party         Event Giving Rise to Right to Terminate                      Payment
-----------------------------------------------------------------------------------------------------------------

Mutual                    Written consent of the Company and Berkshire                 None
                          Realty Holdings, L.P.
-----------------------------------------------------------------------------------------------------------------
Either Buyer              Willful breach by the Company of any                         The Company and the
                          representation or warranty, covenant or obligation           Operating Partnership pay
                                                                                       Break-Up Expenses (up to a
                                                                                       maximum amount of
                                                                                       $10,500,000) and the
                                                                                       Break-Up Fee
-----------------------------------------------------------------------------------------------------------------
                          Non-willful breach by the Company of any                     The Company and the
                          representation, warranty, covenant or obligation             Operating Partnership pay
                                                                                       Break-Up Expenses (up to a
                                                                                       maximum amount of
                                                                                       $15,000,000)
-----------------------------------------------------------------------------------------------------------------
The Company               Willful breach by either Buyer of any                        Buyers pay Break-Up
                          representation, warranty, covenant or obligation             Expenses (up to a maximum
                                                                                       amount of $4,500,000) and
                                                                                       the Break-Up Fee
-----------------------------------------------------------------------------------------------------------------
                          Non-willful breach by either Buyer of any                    Buyers pay Break-Up
                          representation, warranty, covenant or obligation             Expenses (up to a maximum
                                                                                       amount of $4,500,000)
-----------------------------------------------------------------------------------------------------------------
The Company               The requisite approval of the holders of Common              The Company and the
(unless the               Stock and Preferred Stock has not been obtained at           Operating Partnership pay
Company is in             a meeting of stockholders                                    Break-Up Expenses (up to a
breach of its                                                                          maximum amount of
obligations to mail                                                                    $15,000,000)
a proxy statement
and hold a meeting
of stockholders to
consider the
Merger
Agreement) or
either Buyer
-----------------------------------------------------------------------------------------------------------------
The Company               The Board of Directors has withdrawn or modified             The Company and the
                          its approval or recommendation of the Merger in              Operating Partnership pay
                          connection with, or approved or recommended, a               Break-Up Expenses (up to a
                          Superior Acquisition Proposal (as defined below in           maximum amount of
                          "-- Other Acquisition Proposals")                            $10,500,000) and the Break-
                                                                                       Up Fee
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
Either Buyer              The Board of Directors, prior to the meeting of              The Company and the
                          stockholders held to consider the Merger, has                Operating Partnership pay
                          withdrawn or modified in any manner adverse to               Break-Up Expenses (up to a
                          the Buyers its approval or recommendation of the             maximum amount of
                          Merger Agreement or has approved or                          $10,500,000) and the Break-
                          recommended any other proposal to acquire the                Up Fee
                          Company, or the Company has entered into a
                          definitive agreement relating to any other proposal
                          to acquire the Company
-----------------------------------------------------------------------------------------------------------------
The Company               BRI Acquisition, LLC has not closed the equity               Buyers pay Break-Up
                          funding contemplated by its equity commitment or             Expenses (up to a maximum
                          the borrowings contemplated by its financing                 amount of $4,500,000) and
                          commitment on or prior to the Satisfaction Date or,          the Break-Up Fee
                          if the Extension Option has been exercised, on or
                          prior to December 29, 1999
-----------------------------------------------------------------------------------------------------------------
Any party                 The holders of the Voting Securities have approved           The Company and the
                          the Plan                                                     Operating Partnership pay
                                                                                       Break-Up Expenses (up to a
                                                                                       maximum amount of
                                                                                       $10,500,000)
-----------------------------------------------------------------------------------------------------------------
Either Buyer              (i) Another acquisition proposal has been publicly           The Company and the
                          announced and the Company has not rejected such              Operating Partnership pay
                          proposal within 10 business days or (ii) the                 Break-Up Expenses (up to a
                          Company has failed to confirm its recommendation             maximum amount of
                          of the Merger                                                $10,500,000) and the Break-
                                                                                       Up Fee
-----------------------------------------------------------------------------------------------------------------
Any                       party Any judgment, injunction, order, decree or
                          action No payment of a governmental authority
                          preventing the consummation of the Merger has become
                          final and non-appealable
-----------------------------------------------------------------------------------------------------------------
Any party (so long        Closing of the Merger has not occurred on or                 No payment
as such party is not      before December 31, 1999
in breach)
-----------------------------------------------------------------------------------------------------------------


         OTHER ACQUISITION PROPOSALS. The Merger Agreement provides that the Company will not:

         - initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer to acquire the Company by merger, purchase or otherwise or

         - engage in any negotiations, provide any confidential information to or have any discussions with any party relating to such a proposal or otherwise facilitate any effort or attempt to make or implement such a proposal.

         Notwithstanding the foregoing, the Board of Directors may approve or recommend another acquisition proposal, or withdraw or modify its approval or recommendation of the Merger, if such other acquisition proposal is a Superior Acquisition Proposal. "Superior Acquisition Proposal" means a bona fide acquisition proposal made by a third party which the Board of Directors determines in good faith (after consultation with its financial advisor) to be more favorable to the Company's stockholders than the Merger and which the Board of Directors determines is reasonably capable of being consummated.

         DIVIDENDS. The Merger Agreement permits the Company to declare and pay dividends on its Common Stock and Preferred Stock in the same amounts and at the same frequency at which they are currently paid; provided, however, that no dividend on the shares of Common Stock may be declared or paid for the period commencing August 1, 1999 and ending October 31, 1999; provided, further, that if the Extension Option is exercised, the Company will have the right to declare and pay dividends on the shares of Common Stock in the amount of $.25 per share for the period commencing August 1, 1999 and ending October 31, 1999.

         PARTNERSHIP MERGER. Immediately prior to the consummation of the Merger, a limited partnership controlled by the Buyers will be merged into the Operating Partnership. In connection with the Partnership Merger, the holders of OP Units will have the right to elect to receive $12.25 in cash per OP Unit or to receive interests in Berkshire Realty Holdings, L.P.

         THIS PROXY STATEMENT AND THE ABOVE DESCRIPTION OF THE MERGER AGREEMENT DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS FROM THE COMPANY'S STOCKHOLDERS IN RESPECT OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. ANY SUCH SOLICITATION OF THE COMPANY'S STOCKHOLDERS THAT THE COMPANY MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT AND THE RULES AND REGULATIONS THEREUNDER.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         BACKGROUND. In the early part of 1998, management of the Company perceived that prices for real estate assets had increased substantially since late 1997 and that capitalization rates at which properties traded had decreased correspondingly. The Company believes this price increase was attributable in part to the desire of a number of REITs to increase their assets, either through the purchase of additional real estate or through the acquisition of other real estate-owning companies. In early to mid-1998, the Company submitted bids on several real estate portfolios in an effort to increase its assets. These bids were unsuccessful as other parties submitted bids at higher prices which the Company believed were not economically justified.

         In an environment of intense competition among REITs to increase the amount of their assets and a corresponding increase in asset prices, management of the Company determined that it was prudent to explore whether the Company should dispose of its portfolio of apartment communities. Accordingly, at the recommendation of management, the Board of Directors retained Lazard and Lehman to help the Company evaluate strategic alternatives. In the late summer and early fall of 1998, while this evaluation took place, many REITs suffered declines in their stock prices, and their willingness to pay premium prices to acquire real estate portfolios substantially decreased.

         RECOMMENDATION OF THE BOARD OF DIRECTORS. The Board of Directors believes the approval of the Plan is not in the best interests of the stockholders of the Company and recommends that stockholders vote "AGAINST" the Plan. The Board of Directors has made this determination for the following reasons:

         - As described above, the Company, together with its financial advisors, Lazard and Lehman, has since last summer solicited offers for the acquisition of the Company. On April 13, 1999, the Company entered into the Merger Agreement. If the Merger is consummated, the holders of Common Stock will receive $12.25 in cash per share of Common Stock. This amount exceeds the $10.82 per share (expected to be paid over a two-year period) the Board of Directors has estimated would be available for distribution in a liquidation pursuant to the Plan. The Board of Directors has recommended that stockholders vote in favor of the Merger. See "Plan of Liquidation and Dissolution -- Sale of Assets Pursuant to the Plan -- Estimated Proceeds Per Share." If the Plan is approved, it is likely that the Merger Agreement will be terminated and the Company will be obligated to pay the expenses incurred by the Buyers in connection with the Merger Agreement up to a maximum amount of $10,500,000.

         - The Company believes that if the Plan is approved, there is a likelihood that the risks associated with liquidation will result in holders of Common Stock realizing less than the estimated amount available for distribution of $10.82 per share calculated in accordance with the methodology prescribed by the Charter. See "-- Sale of Assets Pursuant to the Plan -- Estimated Proceeds Per Share" and "-- Risks Related to Liquidation" below.

         - In the judgment of the management of the Company, continuing to operate the Company as a going concern would likely produce greater stockholder value than a liquidation pursuant to the Plan. The Company, based on its analysis of conditions in the real estate and capital markets, estimates that its FFO for fiscal year 1999 will increase approximately 10% to 14% over 1998 FFO. The Company further estimates that net operating income from its same-store portfolio of apartment communities for 1999 will increase by approximately 6% over 1998 same-store net operating income. The Company believes this increase should be reflected in increases in the value of its apartment communities. See "-- Estimated Results of Continuing as a Going Concern" above. There can be no assurance that these results will be achieved. See "-- Risks Related to Continuing as a Going Concern" below.

RISKS RELATED TO LIQUIDATION

         There are a number of factors that could affect the amount of net proceeds payable to stockholders if the Plan is approved. In addition to the other information set forth in this Proxy Statement, stockholders should carefully consider the following:

         - RISK OF CHANGES IN MARKET CONDITIONS. The Plan provides that the Company's assets may be liquidated over up to a three-year period. For tax reasons, the Company intends to liquidate its assets within two years of approval of the Plan by stockholders. During the period in which the liquidation occurs, the Company will be subject to the risks incident to the ownership and operation of multifamily real estate generally, including changes in local and national economic conditions. In addition, stockholders should note that the Appraisals have an effective date of value as of January 1, 1999, and changes in local or national market conditions may affect the prices that can be realized from the sale of these assets at a later date. There can be no assurance that the assets can be sold for the prices reflected in the Appraisals.

         - DISCOUNT FOR OWNERSHIP OF NON-CONTROLLING INTERESTS. In the case of Contributed Property which constitutes interests in a property-owning partnership, some of the Contributing Partners may elect to receive the Contributed Property as a distribution in kind while other Contributing Partners (who were partners in the same property-owning partnership prior to the contribution to the Operating Partnership) may elect to receive their allocable share of cash distributions in the liquidation. These disparate elections might result in the Company's owning a significant non-controlling, limited partner interest in the property-owning partnership. This interest might not be saleable or, if it were saleable, might be valued at a substantial discount to its pro rata share of the value of the underlying real property.

         - UNCERTAINTY OF COMPOSITION OF PORTFOLIO. The Contributing Partners who contributed the Contributed Property will have, if the Plan is approved, the right to receive the return of their Contributed Property in respect of their interests in the Operating Partnership. Thirty-nine of the Company's properties, with an estimated fair market value of $525,200,000, according to their respective Appraisals, are subject to these rights. If some or all of these rights are exercised, the removal of these properties from the Company's portfolio may cause some or all of the Company's remaining properties to be less attractive to potential buyers who may be seeking to acquire a critical mass of properties in a particular region or regions.

         - UNCERTAINTY AS TO RECEIPT OF PAYMENTS FROM HOLDERS OF OP UNITS. Contributing Partners who elect to receive a distribution of their Contributed Property in kind will be required to pay the Operating Partnership the difference, if any, between the fair market value of such Contributed Property (determined by the applicable Appraisal) and the Contributing Partner's Share. Because such Contributing Partner's share of liquidating proceeds will not be known until the completion of the liquidation, any such obligation to pay the Operating Partnership will not mature until the conclusion of the liquidation and may not then be collectible by the Company or the Operating Partnership, thus decreasing the amount available for distribution to the Company's stockholders.

         - RISK OF LOSS OF PERSONNEL. The Company may have difficulty in retaining the services of key employees throughout the liquidation process. Although the Company has adopted various arrangements designed to encourage employees to remain with the Company if the Plan is approved, the Company may not be able to retain or replace key employees. If key employees depart, the amount realized by stockholders in liquidation may be materially adversely affected.

         - RISK OF DEFAULT UNDER LINE OF CREDIT. The BankBoston Credit Facility contains certain restrictive covenants relating to, among other things, the Company's net worth, ratios of total debt to total assets, the Operating Partnership's ratio of EBITDA to consolidated interest expense and the Company's maintenance of REIT status and listing on the NYSE . If the Plan is approved by the stockholders, as the Company implements the Plan, the Company likely would not be able to maintain the thresholds and ratios required by the BankBoston Credit Facility and might not be able to maintain its REIT status and listing on the NYSE. As a result, the Company would be in default under the BankBoston Credit Facility, which would permit the lender to accelerate the indebtedness and sue to recover the full amount of the outstanding debt, together with any applicable penalties, interest and costs of collection. In addition, the BankBoston Credit Facility provides that if a proposal to sell or liquidate the Company or the Operating Partnership is pending before, or has been approved by, the Company's stockholders, then the proceeds of the sales of any assets, prior to being applied to any other purpose, must be applied to (i) the reduction of revolving loans under the BankBoston Credit Facility, and (ii) the cash collateralization of letters of credit outstanding under the BankBoston Credit Facility. These provisions may conflict with the requirement to distribute assets in kind to Contributing Partners and there can be no assurance that such conflict would not lead to significant additional expenses for the Company.

         - LOSS OF REIT STATUS. For federal income tax purposes, the Company is taxed as a REIT under Sections 856 through 860 of the Code. As such, the Company generally is entitled to a deduction for any dividends paid to its stockholders so that it is effectively not subject to federal income taxation with respect to its distributed income. In order for the Company to continue to qualify as a REIT, it must satisfy a number of tests under the Code relating to the nature of its assets, the source of its income and the amount and timing of its distributions. If the Plan is adopted, there could be significant changes in the nature of the Company's assets and in the Company's sources of income as a result of sales of assets in the liquidation process and the need to retain assets to meet liabilities. Accordingly, the Company may not meet the REIT-qualification tests during the liquidation period. If the Company ceased to qualify as a REIT for any taxable year, it would not be entitled to deduct dividends paid to the stockholders from its taxable income and would, therefore, be liable for federal income taxes with respect to its gains from sales of assets and its income from operations for that year and for subsequent years, thereby reducing cash available for distribution to stockholders. See "Material Federal Income Tax Consequences -- Tax Consequences to the Company."

         - LIQUIDATION WITHIN 24 MONTHS OF ADOPTION OF THE PLAN; GAIN ON DISTRIBUTION TO A LIQUIDATING TRUST. The REIT provisions of the Code also require that the Company distribute as a dividend to its stockholders each year 95% of its REIT taxable income. Distributions in liquidation of the Company, however, generally will not qualify as dividends for this purpose unless, among other things, the Company is liquidated within 24-months of the adoption of the Plan. The Company may not meet this timetable. For instance, it may not be possible to sell the Company's assets at acceptable prices during such period. In such event, rather than forfeit the Company's status as a REIT retroactively to the year in which the Plan was adopted, the Company could elect to distribute its remaining assets and liabilities to a liquidating trust in order to meet the 24- month requirement. Such a distribution would be treated as a direct distribution to the Company's stockholders. As a result, a stockholder would recognize gain to the extent his share of the cash and the fair market value of any assets received by the liquidating trust was greater than the stockholder's basis in his stock, notwithstanding that the stockholder would not contemporaneously receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. See "Material Federal Income Tax Consequences -- Liquidating Trust."

         - APPLICATION OF 100% EXCISE TAX ON PROHIBITED TRANSACTIONS. REITs are subject to a 100% excise tax on any gain from "prohibited transactions" (i.e., sales or other dispositions of property held for sale to customers in the ordinary course of the REIT's trade or business). The determination of whether property is held for sale to customers in the ordinary course of the Company's trade or business is inherently factual in nature and, thus, cannot be predicted with certainty. The Code does provide a "safe harbor" which, if all its conditions are met, would protect a REIT's property sales from being considered prohibited transactions, but the Company is not expected to be able to satisfy these conditions. While the Company does not believe that if the stockholders approve the Plan any of its property should be considered to be held for sale to customers in the ordinary course of the Company's trade or business, because of the substantial number of properties that would have to be sold and the active marketing that would be necessary, there is a material risk that the Internal Revenue Service (the "IRS") would seek to treat some or all of the property sales as prohibited transactions.

         - CONTINGENCY RESERVE. Under the Delaware General Corporation Law, in the event the Company fails to create an adequate contingency reserve for payment of its expenses and liabilities (the "Contingency Reserve"), or should the Contingency Reserve be exceeded by the amount ultimately found to be payable in respect of the Company's expenses, obligations and liabilities, each stockholder could be held liable for the payment to the Company's creditors of such stockholder's pro-rata share of such excess, limited to the amounts theretofore received by such stockholder from the Company. Accordingly, in such event, a stockholder could be required to return some or all of the distributions previously made. Moreover, in the event a stockholder has paid taxes on amounts received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount distributed does not cause a similar reduction in taxes.

         - POSSIBLE DECREASING LIQUIDITY. As assets of the Company are sold and proceeds are distributed, the market capitalization of the Company's Common Stock will diminish and market interest in the shares of Common Stock in the investment community may diminish, thereby reducing or effectively eliminating the market demand and liquidity for the shares of Common Stock, which would adversely affect the market price for the shares of Common Stock. In addition, as the Company disposes of its assets, the NYSE may cause the Company's Common Stock to be delisted from trading.

         - DECLINE OF OPERATING CASH FLOW. If stockholders approve the Plan, it is likely that as the Company disposes of revenue-producing assets in accordance with the Plan, the operating cash flow available to the Company will decline. Accordingly, the funds available for distribution to stockholders that are generated by the Company's real estate portfolio would likely correspondingly decline. In addition, there can be no assurance that the Company's expenses, including overhead, will also decline or will decline as rapidly as cash flow declines, in which event the Company's operating margin and funds available for distribution to stockholders would decline.

         - LOSS OF PUBLIC ENTITY VALUE. If the stockholders approve the Plan, the Company will take such actions as are deemed necessary or appropriate by the Board of Directors to wind up all of the Company's business and affairs and to dispose of, by sale, all of the assets of the Company. This fact jeopardizes any value that a potential acquiror might place on the ability to acquire a publicly-held entity, and it may preclude other possible courses of action not yet identified by the Board of Directors.

         - PRIORITY OF CREDIT FACILITY AND PREFERRED STOCK. The BankBoston Credit Facility provides that the proceeds from any sale of assets in connection with implementing the Plan must be applied first to repay amounts outstanding under the BankBoston Credit Facility. If the stockholders approve the Plan, the Company will repay all such debt prior to making any distributions to the holders of Common Stock. In addition, if the stockholders approve the Plan, the holders of Common Stock will receive no distributions until the holders of Preferred Stock have received their respective liquidation preference, as applicable, of $28.75 or $25.00 per share of Preferred Stock, together with all accrued dividends.

         - SALES OF ASSETS NOT SUBJECT TO FURTHER STOCKHOLDER APPROVAL. If the stockholders approve the Plan, the Board of Directors will have the authority to sell all of the Company's assets on such terms as the Board of Directors determines appropriate. The stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of any such sale.

         - NO APPRAISAL RIGHTS. Under Delaware law, and the Company's Charter, stockholders who vote against the Plan will not have any appraisal rights or similar dissenters' rights for their shares of Common Stock or Preferred Stock.

RISKS RELATED TO CONTINUING AS A GOING CONCERN

         There are a number of important factors that could affect the Company's financial condition, results of operations and prospects if it continues as a going concern. In addition to the other information set forth in this Proxy Statement, stockholders should carefully consider the following:

DEVELOPMENT AND ACQUISITION RISKS

         ACQUISITION RISKS. The Company regularly evaluates many potential acquisitions, the process of which involves costs which are non-recoverable. There can be no assurance that properties which are acquired will perform in accordance with expectations or that cost estimates for improvements to the acquired properties in order to bring them up to the Company's standards will be accurate. In connection with acquisitions in which the sellers received OP Units, the Company has agreed to certain restrictions on its ability to sell (subject to like-kind exchanges), refinance or pay down indebtedness (subject to refinancing on terms which would not affect the tax basis of such OP Unit recipient(s)) on such properties for various periods of time extending beyond a year. These restrictions may impair the ability of the Company to take actions during the period such restrictions apply that would otherwise be in the best interests of the Company's stockholders and, therefore, may have an adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to stockholders. The Company anticipates that it may agree to similar restrictions in connection with future acquisitions.

         DEVELOPMENT RISKS. The Company also intends to continue the development and expansion of apartment communities in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with such development and construction activities include the following: (i) the Company may abandon development opportunities after expending resources to determine a project's feasibility; (ii) construction costs of a project may exceed original estimates; (iii) occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;
(iv) financing may not be available on favorable terms for development of a property; and (v) construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the foregoing occurs, the Company's results of operations, financial condition and ability to make expected distributions to stockholders could be adversely affected. In addition, new development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention.

         The Company anticipates that future development will be financed, in whole or in part, through additional equity offerings or through the Company's lines of credit or other forms of secured or unsecured construction financing that will result in the risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

         RISKS ASSOCIATED WITH GROWTH. The Company has experienced a period of rapid growth. During 1997 and through December of 1998, the Company acquired, or completed development of, 46 apartment communities containing an aggregate of approximately 11,600 units. The integration of the recent acquisitions and development into existing management and operating structures presents a management challenge. Although the Company believes it has sufficient management depth to lead the Company through this period of rapid growth, there can be no assurance that the Company will be able to assimilate these recent acquisitions or any further acquisitions into its portfolio without certain operating disruptions and unanticipated costs. The failure to successfully integrate acquisitions could have an adverse effect on the Company's results of operations, financial condition and ability to pay expected distributions to stockholders.

REAL ESTATE RISKS

         The ownership of real estate presents a variety of risks, including the risks described below:

         GENERAL. The Company invests in apartment communities and as such will be subject to varying degrees of risk generally incident to the ownership and development of real property. The underlying value of the Company's real estate investments and the Company's financial condition and ability to make expected distributions to its stockholders will be dependent upon its ability to operate and develop its properties in a manner that will maintain or increase revenues and to generate sufficient income in excess of operating expenses. Income from the properties may be adversely affected by changes in national and local economic conditions such as oversupply of apartment units or a reduction in demand for apartment units in the Company's markets, the attractiveness of the properties to tenants, changes in interest rates and in the availability, cost and terms of mortgage financings, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Company. If the Company were unable to promptly renew or relet the leases for a significant number of apartment units, or, if the rental rates upon such renewal or reletting were significantly lower than expected rates, the Company's results of operations, financial condition and ability to make expected distributions to stockholders might be adversely affected. In addition, certain expenditures associated with each apartment community (such as real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from such property.

         DEPENDENCE ON PRIMARY MARKETS. Substantially all of the communities owned by the Company are located in Florida, Texas and the Mid-Atlantic and Southeastern United States and, therefore, the Company's results of operations, financial condition and ability to make expected distributions to stockholders will be linked to the economic conditions in these markets as well as the market for apartment communities generally. To the extent that these conditions affect the market for apartment communities, they could have an adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to stockholders.

         REGULATORY RISKS. Real estate is governed by a wide variety of federal, state and local zoning, subdivision, planning, building, environmental and other land use laws and regulations. Such laws may place significant restrictions on the Company's ability to develop real estate or to improve real estate which it owns, and even unintentional violations of such laws and regulations by the Company or its tenants may result in forced corrective action and substantial monetary penalties. In addition, as to multifamily residential apartment properties, various federal, state and local laws and regulations may restrict the amount and process by which rents may increase, as well as the Company's right to convert a property to other uses, such as condominiums or cooperatives. Further, increases in real estate taxes and income, service or other taxes generally are not passed through to tenants under the Company's leases and may adversely affect the Company's results of operations, financial condition and ability to make expected distributions to stockholders.

         RISKS OF LIABILITY AND LOSS. The development and ownership of real estate may result in liability to third parties, due to conditions existing on a property which result in injury. Such liability may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of such property. In addition, real estate may suffer a loss in value due to casualties such as fire or hurricane. Such loss may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of the property. Real estate may also be taken, in whole or in part, by public authorities for public purposes in eminent domain proceedings. Awards resulting from such proceedings may not adequately compensate the Company for the value lost.

         VALUE AND ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid. The Company's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Company must sell an investment, there can be no assurance that it will be able to dispose of the investment in the time period it desires or that the sales price of the investment will recoup or exceed the amount of the Company's cost for the investment.

         POTENTIAL ADVERSE EFFECT ON RESULTS OF OPERATIONS DUE TO OPERATING RISKS. The Company's properties are subject to operating risks common to real estate in general, any and all of which may adversely affect occupancy or rental rates. The Company's properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning, elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet such increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its properties, if such expenses increase faster than rental rates, the Company's results of operations, financial condition and ability to pay distributions to stockholders could be adversely affected.

         COMPETITION. All of the Company's properties are located in developed areas that include other multifamily residential properties. The number of competitive properties in a particular area could have a material adverse effect on the Company's ability to lease apartment units or the rents charged for such units. The Company may be competing with other entities that have greater resources than the Company and whose executives have more experience than the Company's officers and directors. In addition, other forms of housing, including manufactured housing community properties and single-family housing provide alternatives to potential residents of multifamily residential properties.

         COST OF COMPLIANCE WITH FAIR HOUSING AMENDMENTS ACT AND AMERICANS WITH DISABILITIES ACT. The Fair Housing Amendments Act (the "FHA") imposes certain requirements related to access by physically handicapped persons on multifamily properties first occupied after March 13, 1991 or for which construction permits were obtained after June 15, 1990. Noncompliance with the FHA could result in the imposition of fines or the award of damages to private litigants. The Company believes that its properties that are subject to the FHA are in compliance with such law.

         All of the Company's properties must comply with the Americans with Disabilities Act (the "ADA") to the extent such properties are "public accommodations" or "commercial facilities," as defined by the ADA. The ADA requires that facilities, including leasing offices, open to the general public be made accessible to people with disabilities. Individual apartment units are not considered "public accommodations" for purposes of the ADA. Compliance with the ADA requirements could require removal of access barriers and other capital improvements to the public areas of the Company's properties. Noncompliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The Company does not believe that any material changes to the properties are currently required by the ADA. If changes are subsequently required involving material expenditures, the Company's results of operation, financial condition and ability to make expected distributions to stockholders could be adversely affected.

         UNINSURED LOSS. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to the Company's properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property.

         RISKS OF JOINT VENTURES. The investment by the Company in a joint venture partnership which owns property, instead of investing directly in the property itself, may, under certain circumstances, involve risks which would not otherwise be present. For example, the Company's joint venture partner may experience financial difficulties and such partner may at any time have economic or business interests or goals which are inconsistent with the business interests and goals of the Company or contrary to the Company's policies or objectives. Actions by (or litigation involving) such a partner might have the result of subjecting the property owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement. In addition, there is a risk of impasse between the parties since either party may disagree with a proposed transaction involving the property owned by the joint venture and impede any proposed action. The Company may own additional properties through joint venture partnerships between the Company and the sellers of the properties or other third party partners.

RISK OF ADVERSE EFFECT ON COMPANY FROM DEBT SERVICING AND REFINANCING, FINANCIAL COVENANTS, ABSENCE OF LIMITATIONS ON DEBT AND INCREASES IN INTEREST RATES

         GENERAL. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to the Company and might adversely affect the Company's results of operations, financial condition and ability to make expected distributions to stockholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Company's interest expense would increase, which would adversely affect the Company's results of operations, financial condition and ability to make expected distributions to stockholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Even with respect to nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities. Foreclosures could also create taxable income without accompanying cash proceeds, thereby reducing the Company's cash available for distribution and hindering the Company's ability to meet the REIT distribution requirements of the Code. The Company is subject to risks normally associated with debt financing including the possibility that the Company will have insufficient cash flow to meet required principal and interest payments, be unable to satisfy financial covenants in its debt financing agreements, existing indebtedness (which in most cases will not be fully amortized at maturity) or secure favorable refinancing terms. Additionally, in connection with the acquisition of certain properties in exchange for OP Units, the Company has agreed to maintain certain levels of non-recourse debt on the properties in order to minimize the tax consequences of these acquisitions to the OP Unit recipients.

         ABSENCE OF DEBT LIMITATION. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of the Company's debt to the value of its assets would be 50% or less. Although the Company has adopted this policy, the Charter and the Company's By-Laws, as amended

(collectively, the "Organizational Documents"), do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT.

         INCREASE IN MARKET INTEREST RATES ON VARIABLE INTEREST RATES. Outstanding advances under certain of the Company's credit facilities bear interest at a variable rate. The Company may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's results of operations, financial condition and ability to pay expected distributions to stockholders. An increase in interest expense could also cause the Company to be in default under certain covenants of the credit facilities.

POTENTIAL ENVIRONMENTAL LIABILITY

         Under various Federal, state and local environmental laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain third parties may seek recovery from owners or operators of such properties or persons who arranged for the disposal or treatment of hazardous or toxic substances and, therefore, are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

         All of the properties have been the subject of a Phase I or similar environmental assessment (which involves general inspections without soil sampling or ground water analysis and generally without radon testing) completed by qualified independent environmental consultant companies. These environmental assessments have not revealed any environmental liability that would have a material adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to stockholders, and the Company is not aware of any such environmental liability.

ANTI-TAKEOVER PROVISIONS

         In order to facilitate compliance with REIT requirements for tax purposes, the Organizational Documents place restrictions on the accumulation of shares in excess of 9.8% of the number of outstanding shares of Common Stock, subject to certain exceptions permitted with the approval of the Board of Directors to allow (i) underwritten offerings, or (ii) the sale of equity securities in circumstances where the Board of Directors determines the Company's REIT federal tax status will not be jeopardized. This ownership limitation may discourage a change in control of the Company and may also (i) deter tender offers for the Common Stock, which offers may be advantageous to stockholders and (ii) limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% of the outstanding shares of Common Stock or otherwise to effect a change in control of the Company.

         The Company's Organizational Documents contain certain provisions which may discourage a change in control of the Company. In particular, under the Charter, the election of Directors is staggered such that approximately one-third of the Directors are elected to three-year terms each year and a supermajority vote is required in order to amend those portions of the Organizational Documents which concern (1) the definition of "supermajority";
(2) the requirements for amending the Organizational Documents; (3) the requirements regarding Excess Share ownership (i.e., ownership of shares in excess of 9.8% of the outstanding shares of Common Stock as described above);
(4) the actions which require a supermajority vote; and (5) the requirements regarding business combinations. Certain additional provisions restrict the stockholders' ability to nominate candidates for election as Directors and to alter, amend and adopt provisions inconsistent with, or to repeal certain provisions of, the Organizational Documents. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations between the Company and its stockholders. The foregoing provisions may have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for the shares of Common Stock or that otherwise might be in the best interest of the Company's stockholders.

         The Company has an authorized class of 60,000,000 shares of preferred stock. Currently the Company has approximately 2.7 million shares of its 1997 Series-A Preferred Stock outstanding. The remaining 57.3 million shares may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending on the rights, preferences, and designations thereof, may have the effect of delaying, deterring, or preventing a change in control of the Company.

TAX RISKS

         RISK OF TERMINATION OF REIT STATUS. The Company was organized and intends to continue to conduct its operations to enable it to qualify as a REIT under the Code. To maintain its status as a REIT, the Company must continually meet certain criteria concerning, among other things, its Common Stock ownership, the nature of its assets, the sources of its income, and the amount of its distributions to stockholders. If the Company fails to qualify, the Company would be taxed on its income at regular corporate tax rates. The payment of such tax by the Company would substantially reduce the funds available for distribution to stockholders or for reinvestment and, to the extent that distributions had been made in anticipation of the Company's qualification as a REIT, the Company might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax. Moreover, should the Company's election to be taxed as a REIT be terminated, the Company may not be able to elect to be treated as a REIT for the following five-year period. The Company also might be required to borrow funds or to liquidate certain of its investments to maintain REIT status.

         REIT MINIMUM DISTRIBUTION REQUIREMENTS; POSSIBLE INCURRENCE OF ADDITIONAL DEBT. In order to qualify as a REIT, the Company generally will be required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

         The Company intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The. Company's income will consist primarily of its share of the income of the Operating Partnership, and the cash available for distribution by the Company to its stockholders will consist of its share of cash distributions from the Operating Partnership. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

         FAILURE OF THE OPERATING PARTNERSHIP TO BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES; NEGATIVE IMPACT ON REIT STATUS. The Company has not requested, and does not expect to request, a ruling from the IRS that the Operating Partnership (and each of its noncorporate Operating Subsidiaries (as hereinafter defined) will be classified as partnerships for federal income tax purposes. If the IRS were to successfully challenge the tax status of the Operating Partnership (or any noncorporate operating subsidiary) as a partnership for federal income tax purposes, the Operating Partnership (or the noncorporate subsidiary) would be taxed as a corporation. In such event, the Company would likely cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership would reduce substantially the amount of cash available for distribution from the Operating Partnership to the Company and its stockholders.

         INVESTMENT BY QUALIFIED PLANS POSES ADDITIONAL RISKS. The fiduciary of a qualified profit-sharing, pension or other retirement plan should take into consideration certain fiduciary responsibilities and the definition of "plan assets" under ERISA and applicable Department of Labor regulations.

         POSSIBLE CHANGES IN TAX LAW. Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. In addition to any direct effects which such changes might have, such changes might also indirectly affect the market value of all real estate investments, including those of the Company and, consequently, the ability of the Company to realize its business objectives.

         RISKS OF MORTGAGE ACQUISITIONS. The Company may acquire real estate through the acquisition of distressed mortgage loans. In such a case, the Company would succeed to the position of the mortgage lender with the expectation of foreclosing on the mortgaged property and taking title to it. The Company may encounter certain legal and regulatory obstacles to foreclosure which could delay or impede the taking of title to the property by the Company. During the time prior to foreclosure, it is possible that the borrower of the mortgage loan may make no mortgage payments to the Company.

SUMMARY SELECTED FINANCIAL AND OPERATING DATA

         The following table sets forth selected historical financial and other data for the Company. The following summary selected financial information should be read in conjunction with the financial statements and notes thereto incorporated by reference herein.


         The historical financial data as of and for the quarters ended March 31, 1999 and 1998 have been derived from unaudited financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and 1998, respectively. The historical financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 have been derived from audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Annual Report on Form 10-K/A.

                 BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                             (Dollars In Thousands,
             Except Number of Apartment Units and Per Share Amounts)


                                                      For Quarters
                                                     Ended March 31,         For Years Ended December 31,
Operating Data:                                    1999      1998         1998          1997          1996
--------------                                     ----      ----         ----          ----          ----
                                                                              (Unaudited)
Rental revenue                                  $48,815     $39,219      $175,965      $109,974       $89,451

Total revenue                                    50,282      41,015       182,785       115,499        93,002

Property operating expenses, including           21,710      17,234        77,611        50,221        42,353
property management fees

Depreciation and amortization                    18,554      15,754        70,827        43,315        30,172

Provision for losses on real estate assets           --          --            --         1,850         7,500

General and administrative                        1,491       1,680         6,360         5,744         4,254

Interest                                         11,217       8,011        38,801        24,006        20,501

Non-recurring charges                             3,048          --         1,470            --           442

Income (loss) from operations before             (5,738)     (1,664)      (12,285)      (12,037)      (12,612)
joint venture income (loss), gains on
sales of assets, gains on payoff of
mortgage loans, minority interest and
extraordinary items

Joint venture income (loss)                          --          52           132        (4,910)       (3,009)

Gains on sales of real estate assets                 --         513         1,265         6,455            58

Minority interest in Operating                    1,552         471         3,370         2,154         1,403
Partnership

Extraordinary items, net                             --          --          (478)          (90)         (149)

Net income (loss)                             $  (4,186)   $   (629)     $ (7,995)    $  (8,429)     $(14,308)

Income allocated to preferred                 $  (1,540)   $ (1,540)     $ (6,158)    $  (1,659)      $    --
shareholders

Net income (loss) allocated to common         $  (5,726)   $ (2,168)     $(14,154)    $ (10,088)     $(14,308)
shareholders

PER SHARE DATA -- COMMON:

Net income (loss)(basic and diluted)              $(.16)       $(.06)       $(.39)        $(.37)        $(.56)

Dividends paid                                    $ .25         $.23        $ .96         $ .92         $ .90

Weighted average common shares               36,714,346   36,615,474   36,684,985    27,099,522    25,393,147
outstanding





Operating Data:                                   1995          1994
--------------                                    ----          ----
Rental revenue                                    $70,068       $63,222

Total revenue                                      74,441        68,470

Property operating expenses, including             33,347        31,826
property management fees

Depreciation and amortization                      21,984        19,507

Provision for losses on real estate assets             --            --

General and administrative                          1,356         2,044

Interest                                           15,618        10,794

Non-recurring charges                               1,728         2,555

Income (loss) from operations before               (1,157)          510
joint venture income (loss), gains on
sales of assets, gains on payoff of
mortgage loans, minority interest and
extraordinary items

Joint venture income (loss)                         1,407         1,178

Gains on sales of real estate assets               15,603         4,069

Minority interest in Operating                       (167)           --
Partnership

Extraordinary items, net                             (901)           --

Net income (loss)                                $ 14,786      $  5,757

Income allocated to preferred                    $     --      $     --
shareholders

Net income (loss) allocated to common            $ 14,786      $  5,757
shareholders

PER SHARE DATA - COMMON:

Net income (loss)(basic and diluted)                $(.58)        $(.23)

Dividends paid                                      $ .89         $ .86

Weighted average common shares                 25,392,621    25,391,478
outstanding


Weighted average preferred shares ....       2,737,000       2,737,000       2,737,000         727,367            --
outstanding

BALANCE SHEET DATA:

Total assets .........................     $ 1,023,245     $   924,596     $ 1,008,907     $   846,420     $   569,670

Real estate, excluding joint ventures,     $ 1,140,740     $   971,590     $ 1,105,996     $   880,652     $   585,795
before accumulated depreciation

Long-term fixed rate obligations .....     $   412,905     $   379,597     $   413,953     $   362,762     $   206,837

Shareholders' equity .................     $   318,273     $   359,831     $   333,018     $   368,195     $   223,654

Book value per common share ..........     $      6.80     $      7.94     $      7.21     $      8.25     $      8.81

Common shares outstanding ............      36,727,591      36,688,034      36,713,400      36,334,601      25,393,368

Other Information:

Apartment units owned, end of period .          24,387          21,533          24,123          18,773          12,435



Weighted average preferred shares ....               --              --
outstanding

BALANCE SHEET DATA:

Total assets .........................        $   486,968     $   458,207

Real estate, excluding joint ventures,        $   465,846     $   448,058
before accumulated depreciation

Long-term fixed rate obligations .....        $   155,201     $    88,279

Shareholders' equity .................        $   260,788     $   268,591

Book value per common share ..........        $     10.27     $     10.58

Common shares outstanding ............         25,392,951      25,391,426

Other Information:

Apartment units owned, end of period .              9,433           9,385


MATERIAL FEDERAL INCOME TAX CONSEQUENCES


         The following discussion is a summary of the material federal income tax consequences to the stockholders relevant to the Company's adoption and implementation of the Plan. The discussion does not deal with all of the tax consequences of the Plan that may be relevant to every stockholder of the Company. STOCKHOLDERS SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES ASSOCIATED WITH IMPLEMENTATION OF THE PLAN UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. The discussion of tax consequences that follows is based upon the Code, Treasury Regulations, IRS rulings, and judicial decisions in effect on the date of this Proxy Statement, all of which are subject to change at any time; any such changes may be applied retroactively.

         TAX CONSEQUENCES TO THE COMPANY. For federal income tax purposes, the Company is taxed as a REIT under Sections 856 through 860 of the Code. As such, the Company generally is entitled to a deduction for any dividends paid to its stockholders for a taxable year so that it is effectively not subject to federal income taxation with respect to its distributed income. If the Plan is adopted by the stockholders, it is currently contemplated that the Company will continue to qualify as a REIT prior to its final distribution of assets. However, in order for the Company to continue to qualify as a REIT, it must satisfy a number of asset, income and distribution tests, and there can be no assurances that the Company will be able to satisfy these tests throughout the period during which it would liquidate its assets.

         ASSET TEST. To qualify as a REIT for federal income tax purposes, at least 75% of the value of the Company's assets at the close of each quarter of the Company's taxable year must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operations), and government securities. The Company may not have more than 25% of its total assets represented by non-government securities and, in connection with investments in such non-government securities, not more than 5% of the value of the Company's total assets may be invested in such securities of any one issuer. In addition, the Company may not hold more than 10% of the outstanding voting securities of any one issuer unless it holds all of the securities of such issuer.

         INCOME TESTS. The Company must also meet two tests relating to the source of its income. First, at least 75% of the Company's gross income for each year must be derived from rents from real property, interest on obligations secured by mortgages on real property, and other sources directly related to its real estate activities.

Second, at least 95% of the Company's gross income must be derived from the sources described in the preceding sentence and from dividends, interest and gains from sales or dispositions of stock or securities.

         DISTRIBUTIONS. The REIT provisions of the Code also require that the Company distribute 95% of its REIT taxable income (determined without regard to the dividends paid deduction (discussed below) and by excluding any net capital gain) to its stockholders each taxable year.

         LIQUIDATION PERIOD. The Company anticipates that it would remain qualified under the foregoing tests throughout the period of the liquidation of its assets. However, given the changes in the nature of the Company's assets and in the Company's sources of income which could result from sales of assets in the liquidation process and the need to retain assets to meet liabilities, there can be no assurance that the qualification tests would be met. If the Company ceases to qualify as a REIT for any taxable year, it would not be entitled to deduct dividends paid to the stockholders from its taxable income and would, therefore, be liable for federal income taxes with respect to its gains from sales of assets and its income from operations for that year and for subsequent taxable years.

         To be entitled to a deduction for the amount distributed to its stockholders for a year (a "Dividends Paid Deduction"), a REIT's distributions must qualify as "dividends." Distributions in liquidation of a corporation, however, are generally treated as being in full payment of a stockholder's interest in the corporation rather than as dividends. Nevertheless, in the context of the liquidation of a REIT, Section 562(b) of the Code provides a special rule which classifies liquidating distributions as dividends solely for purposes of the Dividends Paid Deduction if certain conditions are met. In particular, Section 562(b) provides that, if a REIT is liquidated within the 24-month period following the adoption of a plan of liquidation, distributions pursuant to such plan will, to the extent of the distributing corporation's earnings and profits for the year of the distribution, be treated as dividends for purposes of computing the corporation's Dividends Paid Deduction.

         Adoption of the Plan by the stockholders of the Company would constitute the adoption of a plan of liquidation for purposes of Section 562(b) of the Code. It is anticipated that the Company would completely liquidate within 24 months of the adoption of the Plan so as to take advantage of Section 562(b), but no assurance can be provided that this timetable in fact will be met. For instance, it may not be possible to sell the Company's assets at acceptable prices during such period. As the end of the 24-month period approaches, the Company will evaluate the then existing situation and consider whether distribution of its remaining assets and liabilities to a liquidating trust (which would satisfy the complete liquidation requirement of Section 562(b) of the Code) would be appropriate, or whether existing circumstances indicate that the stockholders would be better served by a course of action which might forego the benefits of Section 562(b).

         Although Section 562(b) of the Code may treat liquidating distributions as dividends, it only does so "to the extent of the earnings and profits of the corporation for the taxable year of the distribution." Section 562(e) of the Code provides that, for purposes of determining a REIT's Dividends Paid Deduction, a REIT's earnings and profits for a taxable year are to be increased by the total amount of gain recognized on the sale or exchange of real property during that year. Thus, there should be sufficient earnings and profits to allow distribution of such gain on sale to qualify as a dividend. It is anticipated that the Company would make its best efforts to distribute sufficient amounts to its stockholders each year during the liquidation period so that it would remain qualified as a REIT under the rules described above so that the Company would have no REIT taxable income as a result of the proposed liquidation.

         PROHIBITED TRANSACTIONS. REITs also are subject to a 100% excise tax on any gain from "prohibited transactions." The term "prohibited transaction" means the sale or other disposition of property which is held for sale to customers in the ordinary course of the REIT's trade or business. The determination of whether property is held for sale to customers in the ordinary course of the Company's trade or business is inherently factual in nature and, thus, cannot be predicted with certainty. The Code does provide a "safe harbor" which, if all its conditions are met, would protect a REIT's property sales from being considered prohibited transactions, but the Company is not expected to be able to satisfy these conditions. While, as noted above, the determination of whether property is held for sale to customers in the ordinary course of business is inherently factual, the Company does not believe that any of its property will be considered to be so held, but rather that they will be considered to be held for investment and the production of rental income. Nevertheless, because of the substantial number of properties that would have to be sold and the active marketing that would be necessary if the Plan is adopted, there is a material risk that the IRS would seek to treat some or all of the property sales as prohibited transactions. If the Company challenged the IRS's treatment of such sales and prevailed, the Company would nonetheless likely incur substantial legal and other expenses.

         CONSEQUENCES TO STOCKHOLDERS. The Company believes that the distributions of proceeds of sales of properties, if any, to its stockholders pursuant to the Plan would be treated as distributions in complete liquidation of the Company; that is, they would not be treated as dividends received by a stockholder, but rather as if the stockholder had sold his or her shares. In such case, a stockholder would recognize gain (loss) with respect to each share of Company stock held by the stockholder, measured by the difference between:
(i) the total amount of cash and fair market value of other property, if any, received by the stockholder with respect to such share pursuant to the Plan; and
(ii) the stockholder's basis in that share. (See "Liquidating Trust," below, for the consequences to stockholders if the Company's assets are dispersed to a liquidating trust.) If a stockholder holds more than one block of shares (groups of shares acquired at different times or at different costs), each liquidating distribution would be allocated ratably among the various blocks of shares, and gain or loss would be computed separately with respect to each block of shares.

         Gain or loss recognized by a stockholder would be capital gain or loss provided the shares are held by the stockholder as capital assets. Capital gain or loss would be long-term if the shares were held for more than 12 months. Corporate stockholders may deduct capital losses in the year recognized only to the extent of capital gains recognized during such year. Unused capital losses of a corporation may be carried back three years and forward for five years, but may not be carried to any year in which they would create or increase a net operating loss. Individual stockholders may deduct capital losses to the extent of their capital gains, plus $3,000. Any unused capital loss may be carried forward indefinitely by individual taxpayers until the individual recognizes sufficient capital gains to absorb them. Capital losses may not be carried back by an individual.

         If adopted, the Plan could result in more than one liquidating distribution to the stockholders. Each liquidating distribution would be first applied against the adjusted tax basis of each of a stockholder's shares of the Company and gain would be recognized with respect to a share only after an amount equal to the adjusted tax basis of such share has been fully recovered. Any losses with respect to a share could be recognized by a stockholder only after the Company has made its final distribution, if any, or after the last substantial liquidating distribution was determinable with reasonable certainty. As a consequence of the foregoing, stockholders of the Company that would realize losses under the Plan would likely be prevented from recognizing such losses until the receipt of any final distribution.

         LIQUIDATING TRUST. In the event that the Company is unable to dispose of all of its assets within 24 months after adoption of the Plan, or if it is otherwise advantageous or appropriate to do so, the Company may establish a liquidating trust to which the Company could distribute in kind its unsold assets. In any event, even if all of the Company's assets were disposed of within such period, it might be necessary to establish a liquidating trust to retain cash reserves beyond such 24-month period to meet contingent liabilities of the Company. Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Code nor the Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the Internal Revenue Service's guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

         An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, each beneficiary will be treated as the owner of his pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, if the Plan is adopted and if the Company ultimately employs a liquidating trust, each stockholder of the Company would be treated as having received a liquidating distribution equal to his share of the amount of cash and the fair market value of any asset distributed to the liquidating trust and generally would recognize gain to the extent such value was greater than his basis in his stock, notwithstanding that he may not contemporaneously receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. In addition, each stockholder would be required to take into account in computing his own taxable income his pro rata share of each item of income, gain and loss of the liquidating trust. Since stockholders would be treated as owning their respective shares of the trust's assets, they would be treated as directly engaging in the operations of the trust. As such, stockholders that are tax-exempt entities may realize "unrelated business taxable income" with respect to the trust's activities and foreign investors may be considered to receive income that is "effectively connected" with a U.S. trade or business. A full discussion of the consequences to tax-exempt and foreign stockholders of using a liquidating trust is beyond the scope of this Proxy Statement and any such stockholder should consult its own tax advisors.

         An individual stockholder who itemizes deductions would be entitled to deduct his pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the stockholder's other miscellaneous deductions, exceeded 2% of his adjusted gross income. A stockholder would also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss would be capital gain or loss so long as the stockholder held his interest in the assets as a capital asset.

         If a liquidating trust fails to qualify as such, its treatment will depend upon, among other things, the reasons for its failure to so qualify. It most likely would be taxable as a corporation. In such case, the liquidating trust itself would be subject to tax, and stockholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If the Company determines to make use of a liquidating trust, it is anticipated that every effort will be made to ensure that the trust will be classified as a grantor trust for federal income tax purposes.

         TAXATION OF NON-UNITED STATES STOCKHOLDERS. Because liquidating distributions pursuant to the Plan would be treated as paid in exchange for a stockholder's shares in the Company and not as dividends, no withholding on liquidating distributions would generally be required because of the Foreign Investment in Real Property Tax Act, commonly known as "FIRPTA," unless a stockholder who is not a U.S. citizen or resident owns, or has owned within the prior five years, 5% or more of the Company's outstanding shares.

         STATE AND LOCAL INCOME TAX. Stockholders may also be subject to state or local taxes with respect to distributions received by them pursuant to the Plan and should consult their tax advisors regarding such taxes.

         BACKUP WITHHOLDING. Liquidating distributions will not be subject to back-up withholding.

         PENDING LEGISLATION. Stockholders should be aware that a variety of tax-related legislation is under consideration before Congress, some of which could affect the tax treatment of transactions described in this Proxy Statement. Neither the Company nor its counsel can predict whether any of these proposals will ultimately be enacted or whether any enactments would have an adverse effect on the Company or any stockholder. Stockholders are urged to contact their own tax advisors regarding the effect any proposed changes may have on their own individual situations.

                                     GENERAL

INDEPENDENT ACCOUNTANTS

         A representative of PricewaterhouseCoopers LLP, the Company's independent accountants, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

OTHER MATTERS

         The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Any proposal that a stockholder intends to present at the 2000 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its principal executive offices, One Beacon Street, Suite 1550, Boston, Massachusetts 02108, no later than December 31, 1999 in order to be considered for inclusion in the proxy statement relating to that meeting.

         In addition, the Company's By-Laws require that the Company be given advance notice of shareholder nominations for election to the Company's Board of Directors and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act). The required notice must be made in writing to the Secretary of the Company and delivered to, or mailed and received at, the principal executive offices of the Company, not less than 50 days nor more than 150 days prior to the 2000 Annual Meeting of Shareholders; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the 2000 Annual Meeting of Shareholders is given or made, such notice must be so delivered or received (i) in the case of nominations of candidates for election to the Board of Directors, not later than the close of business on the 10th day following the earlier of (a) the day on which such notice of the date of the 2000 Annual Meeting of Shareholders was mailed or (b) the day on which such public disclosure was made and (ii) in the case of other matters to be acted upon, not later than the close of business on the 15th day following the day on which such notice of the 2000 Annual Meeting of Shareholders was mailed. The 2000 Annual Meeting of Shareholders is currently expected to be held on May 11, 2000. Assuming that this date does not change, in order to comply with the time period set forth in the Company's By-Laws, appropriate notice would need to be provided no earlier than December 13, 1999 and no later than March 22, 2000. The advance notice provisions of the Company's By-Laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act.

COSTS OF SOLICITATION

         The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the SEC (File No. 1-10660) are incorporated herein by reference:

         (a) Annual Report on Form 10-K for the year ended December 31, 1998 as filed on March 19, 1999, as amended by Annual Report on Form 10-K/A as filed on May 7, 1999;

         (b)      Current Report on Form 8-K as filed on April 15, 1999;

         (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 as filed on May 17, 1999; and

         (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A as filed on November 19, 1990, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting or any adjournment or postponement thereof shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other document subsequently filed with the SEC which also is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Berkshire Realty Company, Inc., One Beacon Street, Suite 1550, Boston, Massachusetts 02108, Attention: Marianne Pritchard, Executive Vice President and Chief Financial Officer, telephone (888) 867-0100.



                                            By Order of the Board of Directors,


                                            /s/ Scott D. Spelfogel
                                            ----------------------
                                            Scott D. Spelfogel
                                            Secretary



June 21, 1999

                                  EXHIBIT INDEX

A.       Plan of Liquidation and Dissolution

B.       Summary of Independent Appraisals

                                                                       EXHIBIT A

                         BERKSHIRE REALTY COMPANY, INC.

                       PLAN OF LIQUIDATION AND DISSOLUTION

1. This Plan of Liquidation and Dissolution (the "Plan") of Berkshire Realty Company, Inc., a Delaware corporation (the "Company"), has been approved by the Company's Board of Directors for purposes of submitting it to the stockholders for approval and the Board of Directors has directed that the Plan be submitted to the stockholders of the Company for their approval. Upon approval of the Plan by the holders of a majority of the aggregate of the shares of common stock of the Company, $0.01 par value per share (the "Common Stock"), and shares of Series 1997-A Convertible Preferred Stock of the Company, $0.01 par value per share (the "Preferred Stock"), voting with the Common Stock on an as converted basis, the Plan shall become effective.

2. Upon adoption of the Plan by the stockholders, the Board of Directors of the Company shall cause a certificate of dissolution (the "Certificate of Dissolution") to be filed with the Office of the Secretary of State of the State of Delaware in accordance with Section 275(d) of the Delaware General Corporation Law. At such time thereafter as the Board of Directors of the Company shall determine, in its sole discretion, the Company shall (i) provide notice of dissolution as required by Section 280 of the Delaware General Corporation Law (the "Notice of Dissolution"), (ii) cause any documentation required by federal or state tax authorities to be obtained, prepared, executed and filed, and (iii) as required by Section 280 of the Delaware General Corporation Law, after the filing of the Certificate of Dissolution and the provision of notice to the Company's known creditors, provide notice of the filing of the Certificate of Dissolution by publishing such notice (A) at least once a week for two (2) consecutive weeks in a newspaper of general circulation in the applicable jurisdiction, and (B) at least once in all editions of a daily newspaper with a national circulation.

3. On or after the date of filing the Certificate of Dissolution with the Office of the Secretary of State of the State of Delaware (the "Effective Date"), the Company shall be voluntarily liquidated and dissolved and there shall be distributed to or for the benefit of the stockholders, within three (3) years of the Effective Date and in accordance with the further provisions hereof, in complete cancellation of all issued and outstanding shares of Common Stock and Preferred Stock, all of the Company's assets, tangible and intangible, and all of its property, real, personal and mixed.

4. The appropriate officers of the Company shall take such actions, including, without limitation, the sale, transfer, conveyance and delivery of the real estate assets owned by the Company's subsidiaries, in one or more transactions, on such terms as the Board of Directors determines to be necessary or appropriate in order to marshal the assets of the Company and convert the same, in whole or in parts, into such form as may be conveniently distributed to the stockholders.

5. After provision for all debts and other reserves as may be deemed necessary or appropriate by the Board of Directors, the appropriate officers of the Company shall distribute, by means of one or more distributions, all of the assets of the Company to the stockholders and in connection therewith, such officers shall execute all checks, instruments, notices and any and all other documents necessary to effectuate such distribution.

6.   Subject to Section 8 hereof, the final distribution contemplated by
Section 5 hereof shall be in complete liquidation of the Company and in complete redemption and cancellation of all shares of Common Stock and Preferred Stock issued and outstanding, and all certificates representing such issues and outstanding shares of Common Stock and Preferred Stock shall thereupon be cancelled. The Board of Directors shall make such provisions as it deems appropriate regarding the cancellation, in connection with the making of distributions hereunder, of certificates representing the shares of


                                       -A1-

Common Stock and Preferred Stock (or certificates representing interests in the Liquidating Trust as provided in Section 8 hereof) outstanding.

7. In the course of the liquidation, the Board of Directors, acting in its discretion, shall have the authority to terminate the Company's status as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986, as amended.

8. In the event that it should not be feasible, in the opinion of the Board of Directors, for the Company to pay, or adequately provide for, all debts and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time the final liquidating distribution is made pursuant to Section 5 hereof, or the latest applicable date to avoid payment by the Company of federal income taxes, or the Board of Directors shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Company, including, without limitation, the cash and net proceeds of any mortgage notes received in connection with the sale of such property, because such property is not reasonably susceptible of distribution to stockholders or otherwise, the Company shall transfer and assign, at such time as is determined by the Board of Directors, to a liquidating trust as designated by the Board of Directors (the "Liquidating Trust") sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. Upon such transfer and assignment, certificates for shares of Common Stock and Preferred Stock will be deemed to represent certificates for interests in the Liquidating Trust. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement in such form as the Board of Directors may approve, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to stockholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Company to the stockholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Company. From and after the date of the Company's transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of an ultimate distribution to the stockholders, subject to any unsatisfied debts, liabilities and expenses.

9. The Board of Directors of the Company, or the trustees of the Liquidating Trust, and such officers of the Company as the Board of Directors may direct, are hereby authorized to interpret the provisions of this Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors may deem appropriate and (iv) the modification of this Plan as may be necessary to implement this Plan. The Board of Directors may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation, dissolution and termination of existence of the Company, and the distribution of its assets to the stockholders in accordance with the laws of the State of Delaware. The death, resignation or other disability of any Director or officer of the Company shall not impair the authority of the surviving or remaining Directors or officers of the Company (or any person appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining Directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining Directors or officers to exercise any of the powers provided for in this Plan.


                                       -A2-

10. Without limiting the authority of the Board of Directors to authorize the payment of the Company's expenses, the Board of Directors is authorized, empowered and directed to pay any and all fees, costs and expenses incurred by the Company in connection with the Plan and the sale of assets and liquidating distributions contemplated hereunder, including, without limitation, general and administrative expenses, compensation and other ongoing operating expenses, severance compensation expenses and all legal, accounting, printing, appraisal, brokerage, agency and other fees, costs and expenses of persons rendering services to the Company. The anticipated amount of expenses to be borne by the Company in connection with the liquidation and dissolution of the Company is estimated to be in excess of $110,000,000.



11. For a detailed description of the anticipated tax consequences of the liquidation and dissolution, see the discussion set forth in the Company's Definitive Proxy Statement for its Special Meeting of Stockholders, to which this Plan is Exhibit A.

12. After adoption of the Plan, the Company shall not engage in any business activities, except to the extent necessary for preserving the values of the Company's assets, winding-up its business and affairs, discharging and paying all Company liabilities and distributing Company assets in accordance with the Plan.

13. After adoption of the Plan by the stockholders, the stockholders shall have no right to approve or disapprove the terms of the sale of any Company assets.

14. The Board of Directors, the officers of the Company or a liquidation administrator shall pay, or shall make adequate provision for payment of, all known liabilities of the Company which are attributable to the Company or its personal or real property or other assets and which are not assumed by any buyer thereof. After the time period for response to the Notice of Dissolution has elapsed, the Board of Directors or the officers of the Company (or a liquidation administrator), at the direction of the Board of Directors, shall establish a reserve account for all claims which are contingent, conditional or unmatured claims known to the Company, and all claims which are known to the Company but for which the identity of the claimant is unknown. The Board of Directors may in its discretion also reserve from distribution cash or other assets of the Company in such additional amount as the Board of Directors determines to be reasonably necessary for payment of unknown, unascertained liabilities or expenses of the Company (all such amounts reserved are collectively referred to as the "Contingency Reserve").

15. At any time after the Effective Date, the Board of Directors may, if the Board of Directors deems such action to be in the best interests of the Company and the stockholders, cause the shares of Common Stock to be delisted from any securities exchange on which they are traded or to no longer be traded or completely prohibit the trading or other transfer of the Company's Common Stock if and to the extent permitted by law (the "Stop Trading Date"). The Board of Directors shall cause the officers of the Company to send notice of any Stop Trading Date in advance of such date to all known stockholders and to such brokers and market makers as the Board of Directors deems advisable.

16. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing its shares of Common Stock and/or Preferred Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall (unless transferred to a Liquidating Trust established pursuant hereto) be transferred at such time as the final liquidating distribution is made by the Company to and deposited with the state official authorized by the laws of the State of Delaware to receive the proceeds of such distribution; such transfer shall comply in all respects with the laws of the State of Delaware and the Delaware General Corporation Law. The proceeds of such distribution shall thereafter be held solely


                                       -A3-
for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall escheat to the State of Delaware or be treated as abandoned property in accordance with the laws of the State of Delaware. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

17. The Board of Directors shall have the power and authority after the Effective Date to purchase and/or continue and maintain insurance as it deems necessary to cover the Company's indemnification obligations, including insurance which shall remain in effect subsequent to the dissolution of the Company. The Company's obligation to provide such indemnification may be satisfied out of the Contingency Reserve or any Liquidating Trust. All indemnification agreements to which the Company is a party shall remain in full force and effect after the Effective Date.

18. The approval of this Plan of Liquidation and Dissolution by the stockholders as provided in Section 1 hereof shall constitute the authorization and approval contemplated by Section 3 of Article I of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), such that the provisions of this Plan shall supersede and take precedence over any conflicting provision of the Restated Certificate.


                                       -A4-

                                                                       EXHIBIT B
[Letterhead: Cushman & Wakefield, Inc.]
Cushman & Wakefield, Inc.                    [logo:
51 West 52nd Street                          CUSHMAN&
New York, NY 10019-6178                     WAKEFIELD(R)]
(212) 841-7500                               Improving your place
                                                in the world.

                                             December 1, 1998
Berkshire Realty Company, Inc. (NYSE-BRI)
One Beacon Street, Suite 1550
Boston, MA 02108
                                         Re: Appraisal of Real Property
                                             Real Estate Assets of Berkshire
                                             Realty Company, Inc., a publicly
                                             traded Real Estate Investment Trust
Ladies and Gentlemen:

     In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. and its affiliates are pleased to transmit a summary appraisal estimating the market value of the fee simple estate in the referenced real property. This appraisal is a summary of our conclusions as stated in each of our complete, self-contained reports on each asset. Our complete, self-contained reports that detail our analyses, and valuation conclusions have been delivered to you under separate cover. The value conclusions stated within this report are subject to the assumptions and limiting conditions attached and those contained in each individual report.

     This report is intended to comply with the reporting requirements set forth under Standards Rule 2-2 (c) of the Uniform Standards of Professional Appraisal Practice for a complete summary appraisal report. As such, it does not include a discussion of data, reasoning and analyses that were used in the appraisal process to develop the appraisers' opinion of value. Reliance upon this report by the client, is limited to the extent that we have not included supporting data nor our work files. However, supporting data has been included in our complete, self-contained reports which you have received under separate cover.

     The effective date of value is October 15, 1998. The properties which are the subject of this report were inspected at various dates during the months of September and October 1998 by the preparers of each individual report. This summary report was prepared by Douglas H. Larson and Matthew C. Mondanile, MAI, while the self-contained appraisal reports were prepared by Cushman & Wakefield Valuation Advisory Services personnel of the various affiliates of Cushman & Wakefield, Inc.

     The purpose of this appraisal is to estimate the market value of the fee simple estate, as of the valuation date. The function of the report is for the internal business decisions of Berkshire Realty Company, Inc. ("BRI"). This report may also be furnished to BRI's stockholders. The definition of market value, taken from Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is presented as follows:

                                       -B1-

[logo: Cushman & Wakefield Worldwide]
Independent Members
Cushman & Wakefield Worldwide (SM)

Royal LePage   C&W/CGI  Healey & Baker   C&W/SEMCO   Mackenzie Hill  Marlin Land

Argentina         China           Greece      Malaysia           Singapore
Austria           Czech Republic  Hong Kong   Mexico             South Africa
Belgium           Denmark         Hungary     The Netherlands    Spain
Brazil            Finland         Ireland     Northern Ireland   Sweden
Canada            France          Israel      Poland             Switzerland
Channel Islands   Germany         Italy       Portugal           Turkey
Chile             Great Britain   Japan       Russia             United States

Cushman & Wakefield, Inc.

   Berkshire Realty Company, Inc. (NYSE-BRI)    -2-             December 1, 1998

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1.   Buyer and seller are typically motivated;

     2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

     3.   A reasonable time is allowed for exposure in the open market;

     4. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and

     5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Exposure Time

     Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

     Based on our research of recent sales of apartment complexes considered to be reasonably comparable to those contained within BRI, as well as our discussions with local brokers and buyers/sellers of multi-family projects, we have concluded that the probable exposure time for the properties would have been approximately twelve months. In fact, the majority of the apartment sales included within our self-contained appraisal reports, were exposed on the market for a period of approximately six to twelve months prior to closing. Thus, the aforementioned exposure time appears reasonable.

     The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

     Fee Simple Estate

     Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

     Direct Capitalization

     1. A method used to convert an estimate of a single year's income expectancy into an indication of value in one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor.

                                       -B2-

Cushman & Wakefield, Inc.

Berkshire Realty Company, Inc. (NYSE-BRI)    -3-                December 1, 1998

     2. A capitalization technique that employs capitalization rates and multipliers extracted from sales. Only the first years income is considered. Yield and value change are implied, but not identified.

     Discounted Cash Flow Analysis

     The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. Discounted Cash Flow Analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis.

     Market Value As Is on Appraisal Date

     The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

     Prospective Value on Reaching Stabilized Occupancy

     The value of a property as of a point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long term occupancy. At such point, all capital outlays for tenant improvements, leasing commissions, marketing costs, and other carrying charges are assumed to have been absorbed.

     In preparing our self-contained appraisal reports, Cushman & Wakefield personnel inspected each of the properties. Our appraisers were able to inspect those areas of the properties and immediate area that would be inspected during the course of a typical appraisal assignment. We reviewed economic and demographic trends for each market, taking into account the impact of both the existing competitive inventory and proposed additions to the market. We have also compiled and analyzed recent market sales, as well as projecting future anticipated income and expenses. During the course of their research and analysis, our appraisers concluded that each property's highest and best use is its existing or proposed use, multi-family construction.

     BRI is a real estate investment trust which is publicly traded on the New York Stock Exchange. BRI is a multi-family REIT specializing in owning, developing, and managing multi-family apartment complexes in four defined regions of the United States. The apartment complexes are typically in excess of 200 units in size. As of the effective date of appraisal, BRI owned and managed a total of 23,827 units. Although primarily an owner and manager, BRI periodically develops new apartment complexes and renovates and rehabilitates existing units and complexes.

     BRI operates in four areas identified as the Mid-Atlantic, Southeast, Florida, and Texas regions.

                                       -B3-

Cushman & Wakefield, Inc

Berkshire Realty Company, Inc. (NYSE-BRI)   -4-                 December 1, 1998

     Mid-Atlantic -- BRI owns and manages 6,218 units in this region which encompasses suburban Washington, D.C. and Baltimore, Maryland. As of August 31, 1998, there portfolio was 98.7 percent occupied in this region. There is one property owned and managed in Nassau County, New York.

     Southeast -- The Southeast region includes complexes located in suburban Atlanta, Georgia, Charlotte, and Raleigh, North Carolina, Greenville and Mauldin, South Carolina, and Nashville and Knoxville, Tennessee. BRI owns and manages 5,993 units in this region which are 97.1 percent occupied.

     Florida -- The BRI holdings in the State of Florida include complexes in suburban areas of Broward County on the east coast, Orlando in the central part of the state, and Tampa St. Petersburg on the west coast. BRI owns and manages 3,161 units in this region which are 95.9 percent occupied.

     Texas -- Similar to their Florida holdings, BRI owns and manages 8,455 units in suburban areas of the major cities of Dallas, Ft. Worth, Houston, San Antonio, and Austin. The 8,455 units are 97.9 percent occupied.

     In addition to owning and operating 23,827 units as 80 operating properties within the four regions, BRI has four properties under development and two future development sites identified as follows:

    -------------------------------------------------------------------------
             Under Development          City           State     No. of Units
    -------------------------------------------------------------------------
    Granite Run                         Baltimore      MD        264
    -------------------------------------------------------------------------
    Berkshires @ Crooked Creek          Durham         NC        296
    -------------------------------------------------------------------------
    Berkshire Commons I                 Clemson        SC        177
    -------------------------------------------------------------------------
    The Berkshires @ Deerfield I        Atlanta        GA        478
    -------------------------------------------------------------------------

    -------------------------------------------------------------------------
    Land Held for Future Development    City           State     No. of Units
    -------------------------------------------------------------------------
    Inglesby Site                       Greenville     SC        488
    -------------------------------------------------------------------------
    Garlington Road Site                Greenville     SC        452
    -------------------------------------------------------------------------

Property Descriptions

     BRI owns and manages multi-family housing in the form of garden, mid-rise, and high-rise apartment complexes and buildings. The properties are rental units where tenants pay a monthly rent which averaged $673 per unit as of August 31, 1998. The complexes are located in municipalities which have not instituted rent controls or restrictions. These are primarily "market rate" apartments primarily aimed at middle income tenants, although certain units are rented to low income and upper income families. BRI also owns and operates seven complexes which have tax-exempt bond financing in place. This type of financing requires that 20 percent of the units in each complex be rented to families that make no more than 80 percent of the area median income. Other than these properties, there are no rent restricted properties.

     The BRI holdings are primarily garden apartment complexes. The typical complex is located in a suburban neighborhood on the outskirts of a major or mid-sized city. The neighborhoods are typically in the growth phase, or at minimum the stable phase, based on current demographic information. The complexes have multiple buildings of two to three stories on campus-like settings with well landscaped acreage.

                                       -B4-

Cushman & Wakefield, Inc.

Berkshire Realty Company, Inc. (NYSE-BRI)   -5-                 December 1, 1998

     The buildings are typically wood frame structures with stucco or clapboard exterior walls and composition shingle roofs. The apartment units and common areas are served by electric or gas fueled package unit HVAC; electric and natural gas for cooking, and public water and sewer supply. All buildings meet local fire code standards providing smoke alarms and fire extinguishers. Hallways are carpeted and common areas frequently include swimming pools and playgrounds, as well as clubhouses with recreation areas.

     The apartment units are often one-, two-, and three-bedroom units with a living room, dining room, and kitchen. They generally contain one to three bathrooms. Tenants primarily pay monthly rent for an unfurnished apartment to BRI plus a monthly electric and gas bill directly to the local utility company for HVAC and interior lighting. BRI typically incurs the cost of providing water and trash pick-up to the unit.

     Two of the complexes, Berkshire Towers in Silver Spring, Maryland and River Oaks in Houston, Texas, are high-rise properties which differ physically from the garden properties but are generally operated and managed in a similar way. These properties do however, command higher monthly rents than the garden properties in their immediate areas and have achieved higher stabilized occupancy rates.

Appraisal Methodology

     Cushman & Wakefield, Inc. and its affiliates were retained to estimate the market value of each BRI property as of October 15, 1998. The self-contained appraisal reports are subject to the assumptions and limiting conditions contained within each report. The properties were appraised individually, assuming they were managed by a third party management company. Our appraised values assume a typical marketing period of twelve months consistent with local market conditions as reflected in sales of comparable apartment complexes in each respective market area. Our appraisers employed at least two of the three traditional approaches to value in their reports, most typically the Sales Comparison Approach and the Income Capitalization Approach. The properties under construction, in addition to the Sales and Income Capitalization Approaches, included the Cost Approach to value.

     In the Sales Comparison Approach, our appraisers searched the local market area for recent sales of comparable apartment complexes. They then analyzed those sales on the basis of sales price per square foot, sale price per unit, and the effective gross income multiplier (EGIM). The appraisers correlated the various value indications into a point estimate from within the range indicated by the comparable sales.

     In developing the Income Capitalization Approach, our appraisers studied rents in effect in each BRI complex and competing complexes to estimate potential rental income at market levels. They also included an estimate of income from sources other than apartment rentals such as laundry income, vending machine income, and forfeited deposits. The next step in this approach included an analysis of recent history of operating expenses at the properties and competing properties in comparison to the BRI budget to estimate an appropriate level of stabilized expenses and reserves for unit replacement and capital items. Our appraisers then

                                       -B5-

Cushman & Wakefield, Inc.

Berkshire Realty Company, Inc. (NYSE-BRI)    -6-                December 1, 1998

estimated net operating income by subtracting stabilized expenses from potential gross income and capitalized the stabilized net operating income into an indication of capital value. The capitalization rate employed was based upon prevailing going-in rates abstracted from an analysis of recent comparable apartment complex sales.

     The second phase of the Income Capitalization Approach involved the application and preparation of a discounted cash flow analysis in which the estimated income and expenses are analyzed over a ten year forecast period and the estimated property value at the time of reversion are discounted at an appropriate rate to estimate present market value. The discount rate employed in the discounted cash flow analysis was based upon responses to recent surveys of investors who employ this methodology. The BRI property holdings are primarily "market rate" apartment complexes and buildings whose rental income will fluctuate over time depending upon economic conditions in each local market area as well as competitive supply and demand. In our experience, the direct capitalization method utilized within the Income Capitalization Approach is the most common method employed by investors, whether leveraged or unleveraged, who would seek to buy these assets if placed on the market for sale. In light of this factor, our appraisers typically concluded at a market value estimate based upon the direct capitalization method while given consideration to the conclusions reached by the Sales Comparison Approach and the discounted cash flow analysis.

Compliance with Appraisal Standards and Existing Financing

     We estimated market value in conformance with the Uniform Standards of Professional Appraisal Practice, as well as Title XI of the Financial Institution's Reform, Recovery, and Enforcement Act of 1989 (FIRREA) which assume a sale price under terms equivalent to cash. Our appraisers employed, as an underwriting guide, both Federal National Mortgage Association and Federal Home Loan Bank Board appraisal standards. Consistent with our compliance with generally accepted appraisal standards, we disregarded existing financing encumbering the properties which are prepayable. There are however, eight properties within the BRI holdings which have non-prepayable debt. The mortgages are typically the Housing and Urban Development Department (HUD) or tax exempt bond holders. Our appraisers considered the terms and conditions of these mortgages in concluding at their final value estimates for each of the eight properties. Overall, the effect on market value of these eight mortgages was not material.

Discussions and Conclusions

     The BRI holdings are either Class A or Class B apartment complexes and buildings located in four regions of the United States. The neighborhoods in which the properties are located are most often improving subdistricts that are, at minimum, stable areas. Physically, the properties, both externally and internally, are in good condition. The buildings are well maintained along with landscaped public areas with only minor amounts of deferred maintenance noted by our appraisers and reflected in BRI's capital expenditure budgets on the effective date of value. Management seems to be responsive to problems and efficient in their operation of the properties. The BRI holdings have an average monthly rent of $673 per unit with average operating expenses before reserves of $2,869 per unit. The average occupancy of the properties was 97.8 percent. These statistics are reflective of well managed multi-family property and are within the range found in other apartment complexes which are owned by competing public companies.

                                       -B6-

Cushman & Wakefield, Inc.

Berkshire Realty Company, Inc. (NYSE-BRI)    -7-                December 1, 1998

Final Value Estimates

     The final value estimates for these properties total $1,278,650,000. This represents the sum of the individual market value estimates for each property and does not represent a bulk value or sale price of the portfolio. The property list and market value conclusions, as referenced in our complete self-contained appraisal reports, are exhibited on the following pages.

Respectfully submitted,

Cushman & Wakefield, Inc.

/s/ Douglas H. Larson
Douglas H. Larson
Associate Director
Valuation Advisory Services

/s/ Matthew C. Mondanile
Matthew C. Mondanile, MAI
Senior Director
Valuation Advisory Services

DHL:MCM:ew

                                       -B7-

                                                       Cushman & Wakefield, Inc.

--------------------------------------------------------------------------------
Berkshire Realty Company Portfolio
--------------------------------------------------------------------------------
Property Name                             City          State   Market Value

 1  Arborview                           Belcamp         MD       $20,500,000
 2  Liriope                             Belcamp         MD        $6,400,000
 3  Calvert's Walk                      Belair          MD       $17,500,000
 4  Ridgeview Chase                     Westminster     MD       $14,400,000
 5  The Berkshire Towers High Rise      Silver Spring   MD       $65,300,000
 6  Westchester                         Silver Spring   MD       $20,000,000
 7  Courtleigh                          Baltimore       MD       $16,100,000
 8  Coventry                            Baltimore       MD        $7,000,000
 9  Diamond Ridge                       Baltimore       MD        $5,700,000
10  Heraldry Square                     Baltimore       MD       $12,600,000
11  Estates                             Pikesville      MD       $14,200,000
12  Fairway Ridge                       Baltimore       MD        $9,500,000
13  Hazelcrest                          Baltimore       MD        $1,400,000
14  Hilltop                             Baltimore       MD        $1,200,000
15  Jamestowne                          Baltimore       MD       $11,500,000
16  Kingwood Common I                   Baltimore       MD       $10,200,000
17  Kingwood Common II                  Baltimore       MD       $10,500,000
18  Old Forge                           Baltimore       MD        $9,100,000
19  Rolling Wind                        Baltimore       MD       $22,000,000
20  Stratton Meadows                    Baltimore       MD       $15,700,000
21  The Channel (Heritage Hill)         Glen Burnie     MD        $7,100,000
22  The Cove (Washington Square)        Glen Burnie     MD       $11,200,000
23  The Lighthouse (Lamplighter)        Glen Burnie     MD       $11,200,000
24  Harpers Mill                        Glen Burnie     MD        $9,100,000
25  Warren Park                         Baltimore       MD        $7,400,000
26  Williston                           Baltimore       MD        $3,500,000
27  Granite Run                         Baltimore       MD       $25,500,000
28  Altamonte Bay Club                  Altamonte       FL       $11,250,000
29  Arbor Keys (Seven Winds)            Tamarac         FL       $12,600,000
30  Woodland Meadows                    Tamarac         FL       $15,500,000
31  Berkshire West (Polos West)         Winter Garden   FL       $10,950,000
32  Lakes at Jacaranda                  Plantation      FL       $23,400,000
33  Plantation Colony                   Plantation      FL       $17,000,000
34  Lynn Lake                           St. Petersburg  FL       $28,700,000
35  Newport                             Tampa           FL       $12,900,000
36  Park Colony                         Hollywood       FL       $20,750,000
37  Sunchase                            Bradenton       FL        $6,500,000
38  Arbors at Breckinridge              Duluth          GA       $33,100,000
39  Avalon on Abernathy                 Atlanta         GA       $16,900,000
40  Essex House                         Atlanta         GA        $7,940,000
41  River Parkway                       Atlanta         GA       $25,900,000
42  Highlands @ Briarcliff              Atlanta         GA        $9,100,000
43  Huntington Chase                    Norcross        GA       $25,940,000
--------------------------------------------------------------------------------

                                       -B8-

                                                       Cushman & Wakefield, Inc.

--------------------------------------------------------------------------------
44  Pines @ Dunwoody                    Atlanta         GA       $20,700,000
45  The Berkshires @ Deerfield I        Atlanta         GA        $6,500,000
46  British Woods                       Nashville       TN       $11,270,000
47  Highland Ridge                      Madison         TN        $8,200,000
48  Windover                            Knoxville       TN       $10,200,000
49  Benchmark                           Irving          TX       $12,300,000
50  Huntington Ridge                    Irving          TX        $9,900,000
51  Berkshire Springs (Country Wood)    Dallas          TX        $9,000,000
52  Berkshire @ Addison (Summer Place)  Addison         TX        $9,600,000
53  Golfside                            Haltom City     TX       $10,500,000
54  Hunters Glen                        Plano           TX       $13,700,000
55  Huntington Brook                    Dallas          TX       $15,100,000
56  Huntington Lake                     Dallas          TX       $21,300,000
57  Indigo on Forest                    Dallas          TX       $57,000,000
58  Pleasant Woods                      Dallas          TX        $9,200,000
59  Prescott Place                      Mesquite        TX       $11,000,000
60  Prescott Place 11                   Mesquite        TX       $12,900,000
61  Providence                          Dallas          TX        $9,500,000
62  Sweetwater Ranch                    Richardson      TX       $21,200,000
63  Cumberland Cove                     Raleigh         NC       $38,500,000
64  East Lake Village                   Charlotte       NC       $10,200,000
65  The Timbers                         Charlotte       NC       $16,600,000
66  Berkshires @ Crooked Creek          Durham          NC       $22,000,000
67  Berkshire Commons I                 Clemson         SC       $15,100,000
68  Inglesby Site                       Greenville      SC        $3,650,000
69  Garlington Road Site                Greenville      SC        $1,500,000
70  Brookfield Trace/The Berkshires     Mauldin         SC       $18,200,000
71  The Oaks                            Mauldin         SC        $7,800,000
72  Brookwood Valley                    Mauldin         SC       $10,200,000
73  Stoneledge                          Greenville      SC       $12,400,000
74  Huntington Downs                    Greenville      SC       $23,800,000
75  Roper Mountain                      Greenville      SC        $8,800,000
76  6200 Gessner                        Houston         TX       $13,700,000
77  River Oaks High Rise                Houston         TX       $17,500,000
78  Berkshire Crossing (The Lodge)      Houston         TX        $6,500,000
79  Yorktown                            Houston         TX       $29,000,000
80  Kingwood Crossing                   Houston         TX       $15,750,000
81  Kingwood Lakes                      Houston         TX       $15,150,000
82  Berkshire Hills (Pinto Ridge)       Austin          TX       $10,900,000
83  The Bluffs of Berkshire             Austin          TX       $17,800,000
84  Carlyle Place                       San Antonio     TX        $8,900,000
85  Oaks of Marymont                    San Antonio     TX       $12,900,000
86  Southpoint                          Massapequa      NY       $18,400,000
--------------------------------------------------------------------------------
    Total                                                     $1,278,550,000


                                       -B9-

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

"Appraisal" means the appraisal report and opinion of value stated therein, or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

The Appraisal has been made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited which consent has been given with respect to the proxy statement to be sent to shareholders. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

                                      -B10-

                                             Assumptions and Limiting Conditions
--------------------------------------------------------------------------------

7. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

10. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed.


                                      -B11-

                                                      CERTIFICATION OF APPRAISAL
--------------------------------------------------------------------------------

     We certify that, to the best of our knowledge and belief:

1. The undersigned did not inspect each of the properties which are the subject of this report. The reader is referred to each individual report for names of those professionals who performed the inspections.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

5. No one provided significant professional assistance to the persons signing this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

7. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

8. As of the date of this report, Matthew C. Mondanile has completed the requirements of the continuing education program of the Appraisal Institute.

/s/ Douglas H. Larson                           /s/ Matthew C. Mondanile
Douglas H. Larson                               Matthew C. Mondanile, MAI
Associate Director                              Senior Director
Valuation Advisory Services                     Valuation Advisory Services


                                      -B12-

[Letterhead: Cushman & Wakefield]

Matthew C. Mondanile, MAI                        [logo: CUSHMAN &
Senior Director                                         WAKEFIELD(R)]
Valuation Advisory Services

                                                 Cushman & Wakefield, Inc.
                                                 51 West 52nd Street
                                                 New York, NY 10019-6178
                                                 (212) 841 7680 Tel
                                                 (212) 841 7849 Fax

                                                 June 2, 1999

Berkshire Realty Company, Inc.
One Beacon Street, Suite 1550
Boston, MA 02108

Attn:    David F. Marshall
         President and Chief Executive Officer

                                  Re: Appraisal of Real Property
                                      Real Estate Assets of
                                      Berkshire Realty Company, Inc., a publicly traded Real Estate Investment Trust

Dear Mr. Marshall:

     In response to your letter dated June 2, 1999 in which you requested a "bring down" letter which states that the property values set forth in the appraisals are fair and accurate as of January 1, 1999, we have performed the following:

1. Discussed market conditions effective January 1, 1999 including occupancy rates, market rental rates, and capitalization rates with C&W's appraisers responsible for the appraisal values.

2. Investigated economic statistics including, but not limited to, mortgage interest rates, unemployment rates and changes in the consumer price index, effective January 1, 1999.

3. Interviewed Berkshire Realty Company, Inc. executives with regard to any retrospective or prospective material adverse changes in the properties as of January 1, 1999. These material adverse changes would include physical, functional, financial or economic conditions at each property.

     Our complete appraisal reports on the above referenced properties, dated October 15, 1998, including assumptions and limiting conditions ("original appraisal") are an integral part of this letter and are incorporated by reference.

                                      -B13-


  Abu Dhabi o Australia o Austria o Belgium o Brazil o Canada o Channel Islands
 o China o Czech Republic o Denmark o Finland o France o Germany o Great Britain
        o Greece o Hong Kong o Hungary o India o Ireland o Israel o Italy
    o Japan o Kuwait o Lebanon o Mexico o The Netherlands o Northern Ireland
  o Norway o Poland o Portugal o Romania o Russia o Singapore o Slovakia o South Africa o Spain o Sweden o Switzerland o Thailand o Turkey o United States

                                                       Cushman & Wakefield, Inc.

Mr. David F. Marshall
President and Chief Executive Officer    -2-                        June 2, 1999

     This is a restricted report in that it does not contain the data, reasoning, or analysis upon which our value conclusion is based. The details of our analyses and findings will be retained in our files as required by the Uniform Standards of Professional Appraisal Practice to which we are subject. This report can only be relied upon by a reader familiar with the original appraisals. In reviewing this update, the reader should consider it in the context of the original appraisals.

     Based upon these independent investigations and representations made to us in your June 2, 1999 letter, we are of the opinion that the market values as estimated in our appraisals effective October 15, 1998, were fair and accurate as of January 1, 1999.

                                          Respectfully submitted,
                                          Cushman & Wakefield, Inc.

                                          /s/ Matthew C. Mondanile
                                          Matthew C. Mondanile, MAI
                                          Senior Director
                                          Valuation Advisory Services

MCM:ew

cc:       Brian R. Corcoran
          John D. Busi


                                      -B14-

                         BERKSHIRE REALTY COMPANY, INC.

                  PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
               CONCERNING THE PLAN OF LIQUIDATION AND DISSOLUTION

                            TO BE HELD JULY 21, 1999


         The undersigned, having received notice of the Special Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) David F. Marshall, Douglas Krupp and Scott
D. Spelfogel, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Special Meeting of Stockholders of BERKSHIRE REALTY COMPANY, INC. (the "Company") to be held on July 21, 1999 at 9:00 a.m. at the offices of Hale and Dorr, LLP, 60 State Street, Boston, Massachusetts, and any adjournments thereof.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                         SPECIAL MEETING OF STOCKHOLDERS
               CONCERNING THE PLAN OF LIQUIDATION AND DISSOLUTION

                         BERKSHIRE REALTY COMPANY, INC.

                                  JULY 21, 1999

           Please be aware that this proxy card does not relate to the proposed merger of Berkshire which has been previously announced.
   Berkshire will solicit your vote on that transaction in a separate mailing.

                    Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------


     Please mark your votes
[X]  as indicated in this sample


                      THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS OF THE COMPANY
                   AND SHOULD BE RETURNED AS SOON AS POSSIBLE

         A VOTE "AGAINST" THE PLAN OF LIQUIDATION AND DISSOLUTION IS RECOMMENDED BY THE BOARD OF DIRECTORS.

         STOCKHOLDERS SHOULD NOTE THAT THIS PROXY IS NOT A VOTE ON THE PROPOSED MERGER DESCRIBED IN THE PROXY STATEMENT, WHICH WILL BE PRESENTED SEPARATELY TO THE STOCKHOLDERS FOR APPROVAL.


         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "AGAINST" THE PLAN OF LIQUIDATION AND DISSOLUTION AS RECOMMENDED BY THE BOARD OF DIRECTORS. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED GIVES AFFIRMATIVE NOTICE OF REVOCATION.

1. To approve the Plan of Liquidation and Dissolution pursuant to which the Company's assets would be liquidated, known liabilities satisfied, reserves established and remaining proceeds distributed to stockholders.

        [ ]FOR              [ ]AGAINST                  [ ]ABSTAIN

2. Other Business. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.



MARK HERE
FOR ADDRESS    [ ]             MARK HERE IF YOU PLAN    [ ]
CHANGE AND                     TO ATTEND THE MEETING
NOTE AT LEFT

Signature:______________________    Signature if held jointly:__________________

Dated: ______________________, 1999

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT OWNERS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER, GIVING FULL TITLE. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON, GIVING FULL TITLE.